     As filed with the Securities and Exchange Commission on August 7, 1997

                                                        Registration No.
================================================================================

                    U.S. SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                   FORM SB-2

            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                          MERCANTILE BANK CORPORATION

                 (Name of small business issuer in its charter)

                                    Michigan
                           (State or jurisdiction of
                         incorporation or organization)
                                      6712
                          (Primary Standard Industrial
                          Classification Code Number)

                           216 North Division Avenue
                          Grand Rapids, Michigan 49503
                                 (616) 242-9000
                                   38-3360865
                                (I.R.S. Employer
                              Identification No.)

              (Address and telephone number of principal executive offices and principal place of business or intended principal place of business)

                        GERALD R. JOHNSON, JR., CHAIRMAN
                             42 Deer Run Drive N.E.
                              Ada, Michigan 49301
                                 (616) 676-0201

           (Name, address, and telephone number of agent for service)

                                   Copies to:

                               JEROME M. SCHWARTZ
                  Dickinson, Wright, Moon, Van Dusen & Freeman
                        500 Woodward Avenue, Suite 4000
                          Detroit, Michigan 48226-3425
                                 DONALD J. KUNZ
                       Honigman Miller Schwartz and Cohn
                          2290 First National Building
                          Detroit, Michigan 48226-3583

     Approximate date of proposed sale to the public: As soon as practicable after the Registration Statement becomes effective.

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

===============================================================================================================================
    TITLE OF EACH CLASS                                  PROPOSED MAXIMUM         PROPOSED MAXIMUM
    OF SECURITIES TO BE           AMOUNT TO BE            OFFERING PRICE         AGGREGATE OFFERING            AMOUNT OF
        REGISTERED                REGISTERED(1)              PER SHARE                PRICE(1)             REGISTRATION FEE
-------------------------------------------------------------------------------------------------------------------------------
Common Stock                    1,495,000 shares              $10.00                 $14,950,000               $4,530.31
==============================================================================================================================

(1) Includes 195,000 shares of Common Stock which may be purchased by the Underwriters to cover over-allotments.

--------------------------------------------------------------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(A) OF THE SECURITIES ACT OF 1933, MAY DETERMINE.

================================================================================

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                  SUBJECT TO COMPLETION, DATED AUGUST 7, 1997

PROSPECTUS

                                1,300,000 SHARES

                        MERCANTILE BANK CORPORATION LOGO

                                  COMMON STOCK
                               ------------------

    Mercantile Bank Corporation, a Michigan corporation (the "Company"), is offering for sale 1,300,000 shares of its Common Stock (the "Common Stock"). The Company is a proposed bank holding company organized to own all of the common stock of Mercantile Bank of West Michigan, a Michigan banking corporation (in organization), to be located in Grand Rapids, Michigan (the "Bank"). Neither the Company nor the Bank has ever conducted any business operations other than matters related to their initial organization and the raising of capital. See "Business." There has been no public trading market for the Common Stock. Roney & Co., L.L.C., one of the Underwriters, has advised the Company that it anticipates making a market in the Common Stock following completion of the offering, although there can be no assurance that an active trading market will develop. See "Underwriting" for a discussion of the factors considered in determining the initial public offering price. The Company expects that the quotations for the Common Stock will be reported on the OTC Bulletin Board. The organizers of the Bank are expected to purchase at least 328,500 of the shares of Common Stock at the public offering price.
                               ------------------
  THE COMMON STOCK OFFERED BY THIS PROSPECTUS INVOLVES A SIGNIFICANT AMOUNT OF
    RISK. SEE "RISK FACTORS" COMMENCING ON PAGE 5 FOR CERTAIN CONSIDERATIONS
            RELEVANT TO AN INVESTMENT IN THE COMPANY'S COMMON STOCK.
 THESE SECURITIES ARE NOT SAVINGS ACCOUNTS OR SAVINGS DEPOSITS AND THEY ARE NOT
  INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT
                                    AGENCY.
                               ------------------
  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

======================================================================================================================
                                                    PRICE TO               UNDERWRITING             PROCEEDS TO
                                                     PUBLIC              DISCOUNTS(1)(2)           COMPANY(2)(3)
----------------------------------------------------------------------------------------------------------------------
Per Share.................................           $10.00                     $                        $
----------------------------------------------------------------------------------------------------------------------
Total(2)..................................        $13,000,000                   $                        $
======================================================================================================================

                               ------------------
(1) The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"). See "Underwriting".
(2) The Company has granted the Underwriters a 30-day option to purchase up to 195,000 additional shares of its Common Stock solely to cover over-allotments, if any. If the Underwriters exercise such option in full, the Price to Public, Underwriting Discounts, and Proceeds to Company will be
    approximately $         , $         and $         , respectively. See
    "Underwriting." The Underwriters have agreed to limit the Underwriting Discounts to 1.5% of the public offering price for up to 328,500 shares sold by the Underwriters to organizers of the Bank or their immediate families. See "Underwriting." Organizers of the Bank have provided nonbinding expressions of interest to purchase a total of approximately 328,500 shares. If 328,500 shares are so purchased, Underwriting Discounts will be reduced
    by, and proceeds to the Company will be increased by, $         .
(3) Before deducting estimated offering expenses payable by the Company of $248,000.
                               ------------------

    The shares of Common Stock are offered by the Underwriters subject to prior sale, when, as and if delivered to and accepted by the Underwriters, and subject to the right of the Underwriters to withdraw, cancel or modify such offer and to reject orders in whole or in part. It is expected that delivery of the shares of
Common Stock will be made in Detroit, Michigan on or about              , 1997.
                               ------------------

                                RONEY & CO. LOGO
              THE DATE OF THIS PROSPECTUS IS               , 1997.

                              [KENT COUNTY MAP]
                            ------------------------

                             AVAILABLE INFORMATION

     The Company is not currently a reporting company pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), but will be required to file reports pursuant to the Exchange Act following the completion of the offering. The Company, which will use a December 31 fiscal year end, intends to furnish its shareholders with annual reports containing audited financial information and, for the first three quarters of each fiscal year, quarterly reports containing unaudited financial information.

     Requests for such documents should be directed to Robert B. Kaminski, Secretary, 216 North Division Avenue, Grand Rapids, Michigan 49503.
                            ------------------------

     IN CONNECTION WITH THE OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK OF THE COMPANY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                               PROSPECTUS SUMMARY

        The following summary is qualified in its entirety by the more detailed information and financial statements appearing elsewhere in this Prospectus. Unless the context clearly suggests otherwise, references in this Prospectus to the Company include the Bank. Except as otherwise indicated, all information in this Prospectus assumes no exercise of the Underwriters' over-allotment option.

                                  THE COMPANY

        The Company was incorporated on July 15, 1997 under Michigan law and will be a bank holding company owning all of the common stock of the Bank. The Bank is organizing as a Michigan banking corporation with depository accounts to be insured by the Bank Insurance Fund of the Federal Deposit Insurance Corporation (the "FDIC"). The Bank intends to provide a range of commercial and consumer banking services primarily in Kent County, Michigan, including Grand Rapids and its suburbs. Those services will reflect the Bank's intended strategy of serving small to medium size businesses, and individual customers in its market area. The Bank's retail banking strategy will initially focus on providing products and services, including automated teller machine, computer home banking, telephone banking and automated bill paying services to individuals in the Bank's market area. Completion of the offering will be conditioned on the Company and the Bank having received all necessary regulatory approvals, subject to the satisfaction of certain conditions. Management anticipates commencing business in the fourth quarter of 1997.

REASON FOR STARTING MERCANTILE BANK OF WEST MICHIGAN

        The liberalization of Michigan's branch banking laws, together with the expansion of interstate banking, has led to substantial consolidation of the banking industry in Michigan including the Bank's market area. In many cases, when these consolidations occurred, local boards of directors were dissolved and local management relocated or in some cases terminated.

        In the opinion of the Company's management, this situation has created a favorable opportunity for a new commercial bank with local management and local directors. Management believes that such a bank can be successful in attracting small to medium sized businesses and individuals as customers who wish to conduct business with a locally owned and managed institution that demonstrates an active interest in their business and personal financial affairs. The Bank will seek to take advantage of this opportunity by emphasizing in its marketing plan the Bank's local management, their strong ties and active commitment to the community.

MARKET AREA

        The Bank's primary service area will be Kent County, which includes the City of Grand Rapids, the second largest city in the State of Michigan. Kent County is comprised of 36 cities, villages or townships and ranks fourth in population out of Michigan's 83 counties. Kent County covers 856 square miles. According to available statistical data, Kent County has approximately 14,000 business establishments, an unemployment rate of approximately 3%, and a median household income that is estimated to have grown approximately 40% from 1990 to 1996.

        Kent County is also a significant banking market in the State of Michigan. According to available industry data, as of June, 30, 1996, total deposits in Kent County, including banks, thrifts and credit unions, were approximately $7.6 billion.

        The Bank's main office will be located in downtown Grand Rapids, and will serve as the Company's corporate headquarters. The Company's address will be 216 North Division Avenue, Grand Rapids, Michigan 49503. The Company's telephone number is (616) 242-9000.

MANAGEMENT

        Gerald Johnson, Jr., Chairman and Chief Executive Officer of the Company and the Bank, has over 27 years experience in the financial services industry, including 24 years of banking experience, 17 of which have been in the Grand Rapids market area. Mr. Johnson was Chairman, President and Chief Executive Officer of FMB - First Michigan Bank - Grand Rapids ("FMB-Grand Rapids"), a Michigan banking corporation, from 1988 to May of 1997, and served as that bank's President and Chief Executive Officer in 1987. FMB-Grand Rapids had total assets of approximately $550 million at the time of Mr. Johnson's decision to leave and start a new bank. FMB-Grand Rapids is a subsidiary of First Michigan Bank Corporation, a bank holding company headquartered in Zeeland, Michigan with total assets of over $3.6 billion as of June 30, 1997. Robert Kaminski will serve as Senior Vice President and Secretary of the Company and the Bank, and is expected to be responsible for credit, compliance and operations for the Bank. Mr. Kaminski worked for FMB-Grand Rapids from 1984 to 1996 in various credit and loan review positions and worked for First Michigan Bank Corporation as chief credit manager for three subsidiary banks from 1996 until his decision to leave the bank in June of 1997.

        During the tenure of Mr. Johnson at FMB-Grand Rapids, total average assets grew from approximately $83 million at the beginning of 1987 to $550 million at the time of his departure, while operating profits increased in each of those years. From 1991 through 1996, FMB-Grand Rapids experienced a compound annual growth in average assets of approximately 20%. Mr. Johnson has chosen to join the Bank at a compensation level below what he earned in his previous position.

        Mr. Johnson has formed a Board of Directors comprised of individuals with a broad background in business, real estate and law. In addition to Mr. Johnson, current directors include Peter Cordes (business), John Gill (business), David Hecht (law), Lawrence Larsen (business), Calvin Murdock (business), Dale Visser (real estate) and Robert Wynalda (business). Messrs. Larsen and Visser are former directors of FMB-Grand Rapids.

        Mr. Johnson, the other members of the Board of Directors, and Mr. Kaminski, represent a significant asset to the Company and the Bank. These individuals have many years of personal experience in the Kent County and Grand Rapids market and in some cases, have worked together successfully at other financial institutions. The directors and officers assembled by the Company represent a wide range of business, banking and investment knowledge and experience. The Company believes that these individuals and their relationships in the Kent County area should offer the Bank a substantial opportunity to attract new relationships.

        The Company anticipates that the organizers of the Bank, alone or with their spouses, will purchase 328,500 shares of Common Stock in the offering at the initial offering price. See "Principal Shareholders".


                                THE OFFERING

Securities offered by             1,300,000 shares of Common Stock.  In addition, the Company
the Company                       as granted the Underwriters an option to purchase up to an additional 195,000 shares to cover over-allotments. See
                                  "Description of Capital Stock."

Common Stock to be                1,300,000 shares (1,495,000 shares if the over-allotment
outstanding after                 option is exercised in full).
the offering (1)


Use of proceeds by                Capitalization of the Bank and payment of organization and
the Company                       preopening expenses.  See "Use of Proceeds."



Proposed NASD Over                MBWM
the Counter
Bulletin Board
Symbol


----------
(1) Does not include 45,000 shares issuable upon exercise of outstanding stock options under the Company's 1997 Employee Stock Option Plan.

                                  RISK FACTORS

     The Common Stock offered hereby involves a high degree of risk and should be considered only by persons who can afford the loss of their investment. The following constitute some of the potential risks of an investment in the Common Stock and should be carefully considered by prospective investors prior to purchasing shares of Common Stock. The order of the following is not intended to be indicative of the relative importance of any described risk nor is the following intended to be inclusive of all risks of investment in the Common Stock.

LACK OF OPERATING HISTORY

     Neither the Company nor the Bank has any operating history. The business of the Company and the Bank is subject to the risks inherent in the establishment of a new business enterprise. Because the Company is only recently formed, the Bank has not commenced operations, and the Bank and the Company are in the process of obtaining necessary regulatory approvals, prospective investors do not have access to all of the information that, in assessing their proposed investment, would be available to the purchasers of securities of a financial institution with a history of operations.

SIGNIFICANT LOSSES EXPECTED

     As a result of the substantial start-up expenditures that must be incurred by a new bank and the time it will take to develop its deposit base and loan portfolio, it is expected that the Bank, and thus the Company, will operate at a substantial loss during the start-up of the Bank. Accordingly, they are not expected to be profitable for at least the first two years. Cumulative losses during the first two years of operation are expected to exceed $1.4 million. There is no assurance that the Bank or the Company will ever operate profitably. As a result, it is anticipated that the book value of the Common Stock will decrease accordingly. If the Company does not reach profitability and recover its accumulated operating losses and the non-recoverable portion of its investment in fixed assets, investors in the offering would likely suffer a significant decline in the value of their shares of Common Stock.

DELAY IN COMMENCING OPERATIONS

     Although the Company and the Bank expect to receive all regulatory approvals and commence business in the fourth quarter of 1997, there can be no assurance as to when, if at all, these events will occur. Any delay in commencing operations will increase pre-opening expenses and postpone realization by the Bank of potential revenues. Absent the receipt of revenues and commencement of profitable operations, the Company's accumulated deficit will continue to increase (and book value per share decrease) as operating expenses such as salaries and other administrative expenses continue to be incurred.

GOVERNMENT REGULATION AND MONETARY POLICY

     The Bank has applied for all regulatory approvals required to organize the Bank and expects to receive authority to commence operations, subject to the satisfaction of certain conditions. Those conditions include, among other things, that: (i) beginning paid-in capital of the Bank will be not less than $11 million; (ii) the Bank will maintain a ratio of Tier 1 capital to total assets for the first three years after commencing business of at least 8% and an adequate valuation reserve; and (iii) a commitment that no dividends will be paid by the Bank until all initial losses have been recaptured, an appropriate allowance for loan and lease losses has been established, and overall capital is adequate. Regulatory capital requirements imposed on the Bank may have the effect of constraining future growth, absent the infusion of additional capital.

     The Company and the Bank will be subject to extensive state and federal government supervision and regulation. Existing state and federal banking laws will subject the Bank to substantial limitations with respect to loans, purchase of securities, payment of dividends and many other aspects of its banking business. There can be no assurance that future legislation or government policy will not adversely affect the banking industry or the operations of the Bank. Federal economic and monetary policy may affect the Bank's ability to attract deposits, make loans and achieve satisfactory interest spreads. See "Supervision and Regulation."

NO ASSURANCE OF DIVIDENDS

     It is anticipated that no dividends will be paid on the Common Stock for the foreseeable future. The Company will be largely dependent upon dividends paid by the Bank for funds to pay dividends on the Common Stock, if and when such dividends are declared. No assurance can be given that future earnings of the Bank, and resulting dividends to the Company, will be sufficient to permit the legal payment of dividends to Company shareholders at any time in the future. Even if the Company may legally declare dividends, the amount and timing of such dividends will be at the discretion of the Company's Board of Directors. The Board may in its sole discretion decide not to declare dividends. These shares should not be purchased by persons who need or desire dividend income from this investment. For a more detailed discussion of other regulatory limitations on the payment of cash dividends by the Company, see "Dividend Policy."

COMPETITION

     The Company and the Bank will face strong competition for deposits, loans and other financial services from numerous banks, savings banks, thrifts, credit unions and other financial institutions as well as other entities which provide financial services, including consumer finance companies, securities brokerage firms, mortgage brokers, insurance companies, mutual funds, and other lending sources and investment alternatives. Some of the financial institutions and financial services organizations with which the Bank will compete are not subject to the same degree of regulation as the Bank. Many of the financial institutions aggressively compete for business in the Bank's proposed market area. Most of these competitors have been in business for many years, have established customer bases, are larger, have substantially higher lending limits than the Bank, and will be able to offer certain services that the Bank does not expect to provide in the foreseeable future, including multiple branches, trust services, and international banking services. In addition, most of these entities have greater capital resources than the Bank, which, among other things, may allow them to price their services at levels more favorable to the customer and to provide larger credit facilities than could the Bank. See "Business - Market Area" and "Business - Competition." Additionally, recently effective legislation regarding interstate branching and banking may act to increase competition in the future from larger out-of-state banks. See "Supervision and Regulation - Recent Regulatory Developments."

DEPENDENCE ON MANAGEMENT

     The Company is, and for the foreseeable future will be, dependent primarily upon the services of Gerald R. Johnson, Jr., the Chairman of the Board and Chief Executive Officer of the Company. If the services of Mr. Johnson were to become unavailable to the Company for any reason, or if the Company were unable to hire highly qualified and experienced personnel either to replace Mr. Johnson, or any other proposed employee, or to staff the anticipated growth, the operating results of the Company would be adversely affected. The Company and the Bank do not have employment agreements with, or key man life insurance for, Mr. Johnson or any other of its officers. See "Business - Employees" and "Management."

DISCRETION IN USE OF PROCEEDS

     The offering is intended to raise funds to provide for the initial capitalization of the Bank, purchase leasehold improvements, equipment and other assets for the Bank's operations, fund loans, provide working capital for general corporate purposes, and pay initial operating expenses. While management currently has no such plans, if opportunities arise, some of the proceeds of the offering could also be used to finance acquisitions of other financial institutions, branches of other institutions, or expansion into other lines of business closely related to banking. However, management will retain discretion in employing the proceeds of the offering. See "Use of Proceeds."

LENDING RISKS AND LENDING LIMITS

     The risk of nonpayment of loans is inherent in commercial banking, and such nonpayment, if it occurs, would likely have a material adverse effect on the Company's earnings and overall financial condition as well as the value of the Common Stock. Because the Bank does not have an operating history, none of the Bank's customers will have an established credit history with the Bank. Management will attempt to minimize the Bank's credit exposure by carefully monitoring the concentration of its loans within specific industries and through prudent loan application and approval procedures, but there can be no assurance that such monitoring and procedures will reduce such lending risks. Credit losses can cause insolvency and failure of a financial institution, and in such event, its shareholders could lose their entire investment.

     The Bank's general lending limit is expected to initially be approximately $1.65 million; subject to a higher lending limit of $2.75 million in specific cases with approval by two-thirds of the Bank's Board of Directors. Accordingly, the size of the loans which the Bank can offer to potential customers is less than the size of loans which most of the Bank's competitors with larger lending limits are able to offer. This limit initially may affect the ability of the Bank to seek relationships with the area's larger businesses. The Bank expects to accommodate loan volumes in excess of its lending limit through the sale of participations in such loans to other banks. However, there can be no assurance that the Bank will be successful in attracting or maintaining customers seeking larger loans or that the Bank will be able to engage in participations of such loans on terms favorable to the Bank.

IMPACT OF INTEREST RATES AND ECONOMIC CONDITIONS

     The results of operations for financial institutions, including the Bank, may be materially and adversely affected by changes in prevailing economic conditions, including declines in real estate market values, rapid changes in interest rates and the monetary and fiscal policies of the federal government. See "Supervision and Regulation - General" and "- Recent Regulatory Developments." The Bank's profitability is in part a function of the spread between the interest rates earned on investments and loans and the interest rates paid on deposits and other interest-bearing liabilities. In the early 1990s, many banking organizations experienced historically high interest rate spreads. More recently, interest rate spreads have generally narrowed due to changing market conditions and competitive pricing pressure, and there can be no assurance that such factors will not continue to exert such pressure or that such high interest rate spreads will return. Although economic conditions in the Bank's market area have been generally favorable, there can be no assurance that such conditions will continue to prevail. Substantially all the Bank's loans will be to businesses and individuals in Western Michigan and any decline in the economy of this area could have an adverse impact on the Bank. Like most banking institutions, the Bank's net interest spread and margin will be affected by general economic conditions and other factors that influence market interest rates and the Bank's ability to respond to changes in such rates. At any given time, the Bank's assets and liabilities will be such that they are affected differently by a given change in interest rates. As a result, an increase or decrease in rates could have a material adverse effect on the Bank's net income, capital and liquidity. While management intends to take measures to guard against interest rate risk, there can be no assurance that such measures will be effective in minimizing the exposure to interest rate risk. See "Supervision and Regulation."

NEED FOR TECHNOLOGICAL CHANGE

     The banking industry is undergoing rapid technological changes with frequent introductions of new technology-driven products and services. In addition to better serving customers, the effective use of technology increases efficiency and enables financial institutions to reduce costs. The Company's future success will depend in part on its ability to address the needs of its customers by using technology to provide products and services that will satisfy customer demands for convenience as well as to create additional efficiencies in the Bank's operations. Many of the Bank's competitors have substantially greater resources to invest in technological improvements. Such technology may permit competitors to perform certain functions at a lower cost than the Bank. There can be no assurance that the Bank will be able to effectively implement new technology-driven products and services or be successful in marketing such products and services to its customers. See "Business - Business Strategy."

ANTI-TAKEOVER PROVISIONS

     Chapters 7A and 7B of the Michigan Business Corporation Act provide for certain supermajority vote and other requirements on certain business combinations with interested shareholders and limit voting rights of certain acquirers of control shares. In addition, federal law requires the approval of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") prior to acquisition of "control" of a bank holding company. These provisions may have the effect of delaying or preventing a change in control of the Company without action by the shareholders. As a result, these provisions could adversely affect the price of the Common Stock by, among other things, preventing a shareholder of the Company's Common Stock from realizing a premium which might be paid as a result of a change in control of the Company. See "Description of Capital Stock - Certain Anti-Takeover Provisions."

INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Company's Articles of Incorporation and bylaws provide for the indemnification of its officers and directors and insulate its officers and directors from liability for certain breaches of the duty of care. It is possible that the indemnification obligations imposed under these provisions could result in a charge against the Company's earnings and thereby affect the availability of funds for payment of dividends to the Company's shareholders. See "Description of Capital Stock - Indemnification of Directors and Officers."

DETERMINATION OF OFFERING PRICE; LIMITED TRADING MARKET EXPECTED

     The initial public offering price of $10.00 per share was determined by the Company in consultation with the Underwriters. This price is not based upon earnings or any history of operations and should not be construed as indicative of the present or anticipated future value of the Common Stock. Prior to the offering, there has been no public trading market for the Common Stock. The price at which these shares are being offered to the public may be greater than the market price for the Common Stock following the offering. Roney & Co., L.L.C., one of the Underwriters, has advised the Company that, upon completion of the offering, it intends to use reasonable efforts to initiate quotations of the Common Stock on the OTC Bulletin Board and to act as a market maker in the Common Stock, subject to applicable laws and regulatory requirements, although it is not obligated to do so. Making a market in securities involves maintaining bid and ask quotations and being able, as principal, to effect transactions in reasonable quantities at those quoted prices, subject to various securities laws and other regulatory requirements. The development of a public trading market depends, however, upon the existence of willing buyers and sellers, the presence of which is not within the control of the Company, the Bank or any market maker. Market makers on the OTC
Bulletin Board are not required to maintain a continuous two sided market, are required to honor firm quotations for only a limited number of shares, and are free to withdraw firm quotations at any time. Even with a market maker, factors such as the limited size of the offering, the lack of earnings history for the Company and the absence of a reasonable expectation of dividends within the near future mean that there can be no assurance of an active and liquid market for the Common Stock developing in the foreseeable future. Even if a market develops, there can be no assurance that a market will continue, or that shareholders will be able to sell their shares at or above the price at which these shares are being offered to the public. Purchasers of Common Stock should carefully consider the limited liquidity of their investment in the shares being offered hereby.

REGULATORY RISK

     The banking industry is heavily regulated. Many of these regulations are intended to protect depositors, the public, and the FDIC, not shareholders. Applicable laws, regulations, interpretations and enforcement policies have been subject to significant, and sometimes retroactively applied, changes in recent years, and may be subject to significant future changes. There can be no assurance that such future changes will not adversely affect the business of the Company. In addition, the burden imposed by federal and state regulations may place banks in general, and the Company specifically, at a competitive disadvantage compared to less regulated competitors. See "Supervision and Regulation."

                                USE OF PROCEEDS

     The net proceeds to the Company from the sale of the 1,300,000 shares of Common Stock offered hereby are estimated to be $___ ($___ if the Underwriters' over-allotment option is exercised in full), after deduction of the underwriting discounts, but before deducting estimated offering expenses of $______. The Underwriters have agreed to limit the underwriting discounts to 1.5% of the public offering price for the first 328,500 shares sold by the Underwriters to organizers of the Bank or their immediate families. Such persons have provided nonbinding expressions of interest to purchase approximately 328,500 shares. If such persons purchase 328,500 shares, underwriting discounts will be reduced by, and proceeds to the Company will be increased by, $ .

     The Company expects to contribute approximately $11,000,000 of the net proceeds of the offering to the Bank by purchasing all of the Bank's common stock to be issued. This purchase of the Bank's stock is intended to provide the Bank with the capital required by regulators to commence operations. The Bank plans to use approximately $650,000 for leasehold improvements and related architectural and engineering services, and approximately $850,000 to purchase furniture, fixtures and equipment and other necessary assets for the Bank's operations. The Company expects to use approximately $46,000 of the net proceeds to pay for organizational expenses of the Bank. These organizational expenses, and other preopening expenses, were financed on an interim basis from loans of approximately $278,500 made to the Company by members of its Board of Directors. It is anticipated that this approximately $278,500 of loans will be repaid by the Company promptly following the completion of the offering. Preopening income may offset some of these expenses. It is currently anticipated that the balance of the net proceeds received by the Bank will be used to fund investments in loans and securities and for payment of operating expenses. The remaining net proceeds (plus any net proceeds as a result of the exercise of the Underwriters' over-allotment option) will initially be invested by the Company in investment grade securities and otherwise held by the Company as working capital for general corporate purposes and to pay operating expenses, as well as for possible future capital contributions to the Bank. The funds will also be available to finance possible acquisitions of other branches or expansion into other lines of business closely related to banking, although the Company presently has no plans to do so.




                                DIVIDEND POLICY

     The Company initially expects that Company and Bank earnings, if any, will be retained to finance the growth of the Company and the Bank and that no cash dividends will be paid for the foreseeable future. After the Bank achieves profitability, recovers its operating deficit, and funds an adequate reserve for loan and lease losses, the Company may consider payment of dividends. However, the declaration of dividends is at the discretion of the Board of Directors, and there is no assurance that dividends will be declared at any time. If and when dividends are declared, the Company will be largely dependent upon dividends paid by the Bank for funds to pay dividends on the Common Stock. It is also possible, however, that the Company might at some time in the future pay dividends generated from income or investments and from other activities of the Company.

     Under Michigan law, the Bank will be restricted as to the maximum amount of dividends it may pay on its Common Stock. A Michigan state bank may not declare dividends except out of net profits then on hand after deducting its losses and bad debts and then only if the bank will have a surplus amounting to at least 20% of its capital after the payment of the dividend. A Michigan state bank may not declare or pay any cash dividend or dividend in kind until the cumulative dividends on its preferred stock, if any, have been paid in full. If the surplus of a Michigan state bank is at any time less than the amount of its capital, before the declaration of a cash dividend or dividend in kind, it must transfer to surplus not less than 10% of its net profits for the preceding half-year (in the case of quarterly or semi-annual dividends) or the preceding two consecutive half-year periods (in the case of annual dividends). The ability of the Company and the Bank to pay dividends is also affected by various regulatory requirements and policies, such as the requirement to maintain adequate capital above regulatory guidelines. See "Supervision and Regulation." Such requirements and policies may limit the Company's ability to obtain dividends from the Bank for its cash needs, including funds for acquisitions, payment of dividends by the Company, and the payment of operating expenses.

                                 CAPITALIZATION

     The following table sets forth the capitalization of the Company as it is projected to be immediately after the sale of the 1,300,000 shares of Common Stock offered hereby and the application of the estimated net proceeds. See "Use of Proceeds."


     Short-term debt                                                                 $-0-

     Shareholders' equity:
            Preferred stock, no par value, 1,000,000 shares authorized, none issued  $-0-
            Common Stock, no par value, 9,000,000 shares authorized,
               1,300,000 shares issued and outstanding                                 1,300,000
            Additional Paid-in Capital                                                10,723,000
            Retained Earnings                                                           (204,000)
            Organizational Expenses (1)                                                  (46,000)
                                                                                    ------------
     Total Equity                                                                    $11,773,000

---------
(1) The organizational expenses will be amortized over a 60 month period.

                                    BUSINESS

BACKGROUND

     The liberalization of Michigan's branch banking laws, together with the expansion of interstate banking, has led to substantial consolidation of the banking industry in Michigan, including the West Michigan area, where the Bank will be located. In the past, several of the financial institutions within the primary market area of the Bank have either been acquired by or merged with larger financial institutions or out-of-state financial institutions. In some cases, when these consolidations occurred, local boards of directors were dissolved and local management relocated or in some cases terminated. This has in some cases resulted in policy and credit decisions being centralized away from local management.

     In the opinion of the Company's management, this situation has created a favorable opportunity for a new commercial bank with local management and directors. Management of the Company believes that such a bank can attract those customers who wish to conduct business with a locally managed institution that demonstrates an active interest in their business and personal financial affairs. The Company believes that a locally managed institution, in many cases, will be able to deliver more timely responses to customer requests, provide customized financial products and services, and offer the personal attention of the Bank's senior banking officers. The Bank will seek to take advantage of this opportunity by emphasizing in its marketing plan the Bank's local management and the Bank's ties and commitment to its market area.

     After the offering, the Company will own all of the issued and outstanding stock of the Bank. Following completion of the offering and before commencement of operations, the Bank intends to complete the furnishing of its main office, certain training of its staff and the purchase, lease and installation of equipment necessary to transact a banking business. Correspondent banking relationships and other arrangements for services will be completed as necessary.

     The Company was incorporated as a Michigan business corporation on July 15, 1997. The Company was formed to acquire all of the Bank's issued and outstanding stock and to engage in the business of a bank holding company under the federal Bank Holding Company Act of 1956, as amended. On June 23, 1997, the Company filed its application with the Commissioner of the Financial Institutions Bureau of the State of Michigan (the "Commissioner") to establish the Bank. The Company filed its application for deposit insurance with the FDIC on June 30, 1997. The Company's application to become a bank holding company for the Bank was filed with the Federal Reserve Board on , 1997. The Company and the Bank expect to receive the necessary approvals of their applications and commence business in the fourth quarter of 1997. See "Risk Factors - Delay in Commencing Operations" and "Risk Factors - Government Regulation and Monetary Policy."

     The Company will maintain its offices at 216 North Division Avenue, Grand Rapids, Michigan 49503, telephone number (616) 242-9000.

BUSINESS STRATEGY

     The Bank intends to provide a range of business and consumer financial services to serve small to medium-sized business customers and individuals. The foundation of this strategy will be to emphasize local management and its commitment to the Bank's primary market area. Gerald R. Johnson, Jr., Chairman and Chief Executive Officer of the Company, has over 17 years of banking experience in the Bank's market area. Mr. Johnson was President and Chief Executive Officer of FMB, a Michigan banking corporation with more than $550 million of assets, at the time of his resignation from FMB to organize the Bank. Mr. Johnson is assembling a staff that is expected to provide prompt customer service and effective banking products. The Bank intends to compete aggressively for its banking business through a systematic program of direct calling on both customers and referral sources such as attorneys, accountants and other business people.

     BUSINESS FINANCIAL SERVICES. The Bank intends to offer products and services consistent with its goal of attracting small to medium-sized business customers as well as a variety of individuals. Commercial loans will be offered on both a secured and unsecured basis and will be available for working capital purposes, the purchase of equipment and machinery, financing of accounts receivable and inventory and for the purchase of real estate, primarily owner occupied real estate. As part of its banking business, the Bank may make loans to all types of borrowers secured by first and junior mortgages on various types of real estate, including without limitation, single-family residential, multi-family residential, mixed use, commercial, developed, and undeveloped.
In making such loans, the Bank will be subject to written policies, reviewed and approved at least annually by the Bank's Board of Directors, pursuant to federal law and regulations. Such policies will address loan portfolio diversification and prudent underwriting standards, loan administration procedures, and documentation, approval and reporting requirements. In addition, federal regulations specify minimum supervisory loan-to-value ratios applicable to each type of loan secured by real estate.

     The Bank will generally look to a borrower's business operations as the principal source of repayment and will also seek, when appropriate, security interests in the inventory, accounts receivable or other personal property of the borrower, and personal guaranties. Although the Bank intends to be aggressive in seeking new loan growth, it intends to stress high quality in its loans. To promote such standards, the Board of Directors of the Bank intends to establish strict lending policies, including specified lending authorities, loan review policies and lending committees. In establishing such policies, the Board of Directors will be required to conform to applicable bank regulatory requirements. See "Supervision and Regulation".

     The Bank intends to actively pursue business checking accounts by offering competitive rates, computerized banking, and other convenient services to its business customers. In some cases the Bank will require its business borrowers to maintain minimum balances. Management of the Bank also intends to establish relationships with one or more correspondent banks and other independent financial institutions to provide other services requested by its customers, including loan participations where the requested loan amount exceeds the Bank's legal lending limit.

     CONSUMER FINANCIAL SERVICES. The Bank's retail banking strategy will initially focus on providing attractive products and services, including automated teller machine, computer home banking, telephone banking and automated bill paying services to individuals in the Bank's market area. The Bank believes that by offering these technologically advanced banking products it can attract new deposits and loans without the necessity of expensive brick and mortar branch operations.

     In addition, the Bank will originate residential real estate loans in the form of first mortgages and home equity loans. The Bank intends to apply to the Federal Home Loan Mortgage Corporation (Freddie Mac) for approval as a seller-servicer of residential mortgage loans and intends to sell most of its fixed rate mortgages into the secondary market. Most of its adjustable rate loans and home equity loans, which will also be primarily adjustable rate, are intended to be held in the Bank's portfolio.

     The Bank intends to offer other consumer lending services including credit cards (through third-party providers), direct auto loans, and other personal loan products on both a secured and unsecured basis.

     Management expects that the Bank's staff will have access to current software and database systems selected to deliver high-quality products and provide responsive service to clients. The Bank expects to enter into agreements with third-party service providers to provide customers with convenient electronic access to their accounts and other bank products through debit cards, voice response and home banking. The use of third-party service providers is intended to allow the Bank to remain at the forefront of technology while minimizing the costs of delivery.

     INVESTMENTS. The principal investment of the Company will be its purchase of all of the common stock of the Bank. Funds retained by the Company from time to time may be invested in various debt instruments, including but not limited to obligations of or guaranteed by the United States, general obligations of a state or political subdivision thereof, bankers' acceptances or certificates of deposit of United States commercial banks, or commercial paper of United States issuers rated in the highest category by a nationally-recognized investment rating service. Although the Company is permitted to make limited portfolio investments in equity securities and to make equity investments in subsidiary corporations engaged in certain non-banking activities which may include real estate-related activities, such as mortgage banking, community development, real estate appraisals, arranging equity financing for commercial real estate, and owning and operating real estate used substantially by the Bank or acquired for its future use, the Company has no present plans to make any such equity investment. See, "Supervision and Regulation - The Company - Investments and Activities." The Company's Board of Directors may alter the Company's investment policy without shareholder approval.

     The Bank may invest its funds in a wide variety of debt instruments and may participate in the federal funds market with other depository institutions. Subject to certain exceptions, the Bank is prohibited from investing in equity securities. Under one such exception, in certain circumstances and with the prior approval of the FDIC, the Bank could invest up to 10% of its total assets in the equity securities of a subsidiary corporation engaged in certain real estate-related activities. The Bank has no present plans to make such an investment. Real estate acquired by the Bank in satisfaction of or foreclosure upon loans may be held by the Bank, subject to a determination by a majority of the Bank's Board of Directors at least annually of the advisability of retaining the property, for a period not exceeding 60 months after the date of acquisition, or such longer period as the Commissioner may approve. The Bank is also permitted to invest an aggregate amount not in excess of two-thirds of the capital and surplus of the Bank in such real estate as is necessary for the convenient transaction of its business. The Bank has no present plans to make any such investment. The Bank's Board of Directors may alter the Bank's investment policy without shareholder approval.

MARKET AREA

     Management believes that recent changes in the local banking industry, including mergers and acquisitions involving commercial banks and thrift institutions, have resulted in a decrease in the level of service for small to medium-sized business customers in the Bank's market area. Management believes that there continues to be the perception in some areas of the local business community that many of the larger financial institutions are not as focused on providing personal service to small to medium-sized businesses. Accordingly, management believes that there are increased market opportunities for the Bank to serve these businesses.

     The Bank's main office will be located at 216 North Division Avenue between Lyon Street and Michigan Street in downtown Grand Rapids, Michigan, not far from the Butterworth Hospital Complex and Grand Rapids Community College. The Bank will be leasing a building that is being renovated by the Bank.

     The Bank's primary service area will be Kent County which includes the City of Grand Rapids, the second largest city in the State of Michigan. Kent County is comprised of 36 cities, villages or townships and ranks fourth in population out of Michigan's 83 counties. Kent County covers 856 square miles. According to available statistical data, Kent County has approximately 14,000 business establishments, an unemployment rate of approximately 3%, and a median household income that is estimated to have grown approximately 40% from 1990 to 1996.

     Kent County is also a significant banking market in the State of Michigan. According to available industry data, as of June 30, 1996 total deposits in Kent County, including banks, thrifts and credit unions, were approximately $7.6 billion.

COMPETITION

     There are many thrift institution, credit union and bank offices located within the Bank's primary market area. Most are branches of larger financial institutions which, in management's view, are managed with a philosophy of strong centralization. The Bank will face competition from thrift institutions, credit unions, and other banks as well as finance companies, insurance companies, mortgage companies, securities brokerage firms, money market funds and other providers of financial services. Most of the Bank's competitors have been in business a number of years, have established customer bases, are larger and have higher lending limits than the Bank. The Bank will compete for loans principally through its ability to communicate effectively with its customers and understand and meet their needs. Management believes that its personal service philosophy will enhance its ability to compete favorably in attracting individuals and small businesses. The Bank will actively solicit retail customers and will compete for deposits by offering customers personal attention, professional service, computerized banking, and competitive interest rates.

BANK PREMISES

     The Bank is leasing and renovating a one story building in downtown Grand Rapids, Michigan for use as the Bank's main office and the Company's headquarters. This building is of masonry construction and has approximately 11,000 square feet of usable space. The Bank believes that this space will be adequate for its present needs. As a result of the Bank's intended strategy of providing personal customer service, the Bank does not intend to have teller windows inside the Bank or drive through teller facilities. Instead, the Bank intends to utilize customer services representatives who will service the Bank's customers at desks conveniently located inside the Bank.

     The lease for the Bank's office has an initial term of 10 years and the Bank has four, five year renewal options. The monthly lease payments begin at $12,487 per month in the first year and increase each year during the term of the lease by the greater of the annual percentage increase in the Consumer Price Index or 3%. In addition, the Bank will be required to make payments for taxes, insurance, and other operating expenses. The Bank expects to expend approximately $650,000 for tenant improvements and related architectural and engineering services, and additional funds for furniture, fixtures and other equipment.

     The Bank's office is located at 216 North Division Avenue between Lyon Street and Michigan Street in downtown Grand Rapids, Michigan, in a portion of downtown Grand Rapids convenient to I-96. Access to the main office is available to Kent County residents by utilizing I-196, US 131, Michigan Street, and Lyon Street. The building is one of a few available locations in downtown Grand Rapids with on-site parking. The parking consists of approximately 24 spaces, with no parking meters. The Bank expects to commence its business in the fourth quarter of 1997.

EMPLOYEES

     The Bank is assembling a staff of experienced professionals and expects to have approximately 18 full time employees, including approximately eight officers and ten customer service and other support persons, within the first few months of operations.

PLAN OF OPERATION

     The Company's plan of operation for the twelve months following the completion of the offering does not contemplate the need to raise additional funds during that period. Management has concluded, based on current pre-opening growth projections, that the Bank is likely to have adequate funds to meet its cash requirements for at least the next several years. Management has no specific plans for product research or development which would be performed within the next twelve months. Management plans to expend approximately $650,000 for leasehold improvements and related architectural and engineering services, and approximately $850,000 for furniture, fixtures, equipment and other necessary assets, prior to commencing operation. During the first twelve months of operation, the Company does not anticipate requiring substantial additional equipment. No significant changes in the number of employees is anticipated in the first twelve months of operations after the Bank commences its business and completes the hiring of its approximately 18 initial employees.

                                   MANAGEMENT

DIRECTORS AND OFFICERS

     The directors and officers of the Company as of the date hereof, and their contemplated positions with the Bank upon completion of the offering, are as follows:

                             POSITION WITH
                             THE COMPANY                  POSITION(S)
NAME                    AGE  (AND DIRECTOR CLASS)         WITH THE BANK
----                    ---  --------------------         -------------
Peter A. Cordes         56   Director (Class II)          Director
C. John Gill            63   Director (Class I)           Director
David M. Hecht          60   Director (Class II)          Director

Gerald R. Johnson, Jr.  50   Chairman of the
                             Board, Chief                 Chairman of the
                             Executive Officer,           Board, Chief
                             and Director (Class I)       Executive Officer
                                                          and Director

Lawrence W. Larsen      57   Director (Class III)         Director
Calvin D. Murdock       58   Director (Class I)           Director
Dale J. Visser          61   Director (Class III)         Director
Robert M. Wynalda       61   Director (Class II)          Director
Robert B. Kaminski      35   Senior Vice President        Senior Vice
                             and Secretary                President and
                                                          Secretary

     Under federal law and regulations and subject to certain exceptions, the addition or replacement of any director, or the employment, dismissal or reassignment of a senior executive officer of the Bank or the Company at any time that the Bank is not in compliance with applicable minimum capital requirements, is otherwise in a troubled condition, or when the FDIC has determined that such prior notice is appropriate, is subject to prior notice to and disapproval by the FDIC.

     The Company's Articles of Incorporation provide that the number of directors, as determined from time to time by the Board of Directors, shall be no less than six and no more than fifteen. The Board of Directors has presently fixed the number of directors at eight. The Articles of Incorporation further provide that the directors shall be divided into three classes, Class I, Class II, and Class III, with each class serving a staggered three-year term and with the number of directors in each class being as nearly equal as possible. The initial terms of the Class I, Class II, and Class III directors has been established at one year, two years, and three years, respectively. The subsequent terms of each class of director will be three years.

     It is anticipated that the entire Board of Directors of the Bank will be elected annually by its shareholder, the Company.

     Officers of the Company and the Bank will be elected annually by their respective Boards of Directors and perform such duties as are prescribed in the bylaws or by the Board of Directors.

     There are no family relationships among any of the Company's directors, officers or key personnel. Dale Visser, one of the directors, is the brother of Bruce Visser, who is one of the organizers of the Bank.

EXPERIENCE OF DIRECTORS AND OFFICERS

     The experience and backgrounds of the directors and officers, and their proposed positions with the Company, are summarized below.

PETER A. CORDES (Director) Mr. Cordes has served as President and Chief Executive Officer of GWI Engineering Inc. ("GWI") of Grand Rapids, Michigan
since 1991.   GWI is engaged in the engineering and manufacturing of custom assembly and welding equipment for customers in a variety of industries in the Midwest. Mr. Cordes purchased GWI in 1991 and is now sole owner. Mr. Cordes is a 1966 graduate of St. Louis University with a degree in aeronautics. He is a native of Traverse City, Michigan and has spent the last eighteen years in West Michigan.

C. JOHN GILL  (Director)   Mr. Gill is Chairman of the Board and one of the
owners of Gill Industries of Grand Rapids, Michigan. He has served in this capacity since he started this business in 1963. Gill Industries is a manufacturing company involved with sheet metal stampings and assemblies for the automotive and appliance industries. Mr. Gill is a native of Lakeview, Michigan.

DAVID M. HECHT  (Director)   Mr. Hecht is an attorney with the law firm, Hecht
& Lentz, in Grand Rapids, Michigan. He is Chairman and one of the owners of the law firm. Mr. Hecht established the firm in 1993. Prior to this, he was a partner in the Grand Rapids office of the law firm of Dickinson, Wright, Moon, Van Dusen & Freeman. Mr. Hecht is a
                                       12
native of Grand Rapids and a graduate of the University of Michigan and the University of Wisconsin. He has practiced law for 36 years, including the past 25 years in Grand Rapids. Mr. Hecht is on the Board of Trustees of the Grand Valley University Foundation and a Director of Hospice Foundation of Greater Grand Rapids.

GERALD R. JOHNSON, JR. (Chairman of the Board, Chief Executive Officer, and Director) has over 27 years experience in the financial service industry, including 24 years of commercial banking experience. Mr. Johnson was appointed President and Chief Executive Officer of FMB-Grand Rapids in 1986, and served as Chairman, President and Chief Executive Officer from 1988 to May of 1997, when he resigned to organize the Company. In the Grand Rapids market, prior to joining FMB-Grand Rapids, Mr. Johnson was employed in various lending capacities by Union Bank (now part of First Chicago NBD), Pacesetter Bank-Grand Rapids (now part of Old Kent), and Manufacturers Bank (now part of Comerica
Bank).   Mr. Johnson has been involved in charitable and community activities
for many years.   He currently serves as a Vice Chairman of the Board of the
Downtown YMCA, Chairman of Residential Treatment of West Michigan, and is affiliated with Life Guidance Services, American Heart Association of Greater Grand Rapids, Economic Development Foundation, Grand Rapids Rotary Club, and Michigan Trails Girl Scout Council. Mr. Johnson also has past affiliations with Hope Network, Project Rehab, and the Grand Rapids Area Chamber of Commerce where he was a board member for six years.

LAWRENCE W. LARSEN  (Director)   Mr. Larsen is President and owner of Central
Industrial Corporation of Grand Rapids, Michigan, and has served in that capacity since he started that company in 1967. Central Industrial Corporation is a wholesale distributor of industrial supplies. Mr. Larsen is also an owner and director of Jet Products, Inc. of West Carrollton, Ohio. Jet Products, Inc. designs, manufactures and sells hose reels and related products. Mr. Larsen is a native of Wisconsin. He has spent the last 31 years in the Grand Rapids area. Mr. Larsen is an active supporter of the Catholic secondary schools system in Grand Rapids. Mr. Larsen served as a director of FMB-Grand Rapids from 1980 until June of 1997, and was a member of the Executive Loan Committee and the Audit Committee.

CALVIN D. MURDOCK  (Director)   Mr. Murdock is President of SF Electronics,
Inc. ("SFE") of Grand Rapids, Michigan. He has held this position since 1994. From 1992 to 1994, he served as the General Manager of SFE, and in 1991, served as SFE's Controller. SFE is a wholesale industrial electronics components supplier. Mr. Murdock is a Michigan native and a graduate of Ferris State University with a degree in accounting. Prior to joining SFE, Mr. Murdock owned and operated businesses in the manufacturing and supply of automobile wash equipment.

DALE J. VISSER  (Director)   Mr. Visser is Treasurer and one of the owners of
Visser Brothers Construction of Grand Rapids, Michigan. He has served as Treasurer of this company since 1960. Mr. Visser grew up in the construction industry as his father started Visser Brothers in 1926. As an owner of the company with his brother, Mr. Visser has also held the position of President. Visser Brothers is a construction general contractor specializing in commercial buildings. Mr. Visser also has an ownership interest in several real estate projects in the Grand Rapids area including Eastbrook Mall and Breton Village Shopping Center. Mr. Visser served as a director of FMB-Grand Rapids from 1972 until June of 1997. He is a Grand Rapids native and a graduate of the University of Michigan with a degree in civil engineering. Mr. Visser is active in the community having served on the boards for the Grand Rapids YMCA, Christian Rest Home, and West Side Christian School.

ROBERT A. WYNALDA  (Director)   Mr. Wynalda is Chief Executive Officer and an
owner of Wynalda Litho Inc. of Rockford, Michigan. Mr. Wynalda has held this position since he founded the company in 1970. Wynalda Litho Inc. is a commercial printing company serving customers from around the country. Mr. Wynalda is a native of Grand Rapids and has spent 45 years in the printing business. Mr. Wynalda serves on the Board of Trustees for Cornerstone College of Grand Rapids, and formerly served as a director of a local financial institution.

ROBERT B. KAMINSKI  (Senior Vice President and Secretary)   Mr. Kaminski has
over 13 years of commercial banking experience, all with First Michigan Bank
Corporation and its subsidiaries.   From 1984 to 1993, Mr. Kaminski worked for
FMB-Grand Rapids in various capacities in the areas of credit administration and bank compliance. In 1993, Mr. Kaminski was appointed Vice President in charge of Loan Review and Compliance for FMB-Grand Rapids. From 1996 through June of 1997, when he resigned. Mr. Kaminski served as Vice President and Manager of the Commercial Credit Department for three of First Michigan Bank Corporation's subsidiaries. Mr. Kaminski serves on the Leadership Committee for the National Kidney Foundation of Michigan in Grand Rapids, the Board of Directors for HELP Pregnancy Crisis Aid, Inc., and is a career mentor for Aquinas College of Grand Rapids.

DIRECTOR AND EXECUTIVE OFFICER COMPENSATION

     In the first year of operation, no compensation is expected to be paid to any directors of the Company or the Bank for their services in such capacities. Depending on the structure and operation of the Company, the operations of the Bank and other factors, the Company's and the Bank's Boards of Directors may thereafter determine that reasonable fees or compensation are appropriate. In that event it is likely that directors of the Company and the Bank would receive compensation, such as meeting fees, which would be consistent with the compensation paid to directors of financial institution holding companies and banks of similar size.

     Mr. Johnson, the Bank's Chairman, President, and Chief Executive Officer, has chosen to join the Bank at a compensation level below what he earned in his previous position. His interest in doing this is to reduce operating expenses in the start up phase of the Bank. The annual compensation for Mr. Johnson for the first year of operations is expected to be $150,000. His compensation in subsequent years will be determined by the Company's and the Bank's Boards of Directors. In making their determinations, it is expected that the Boards of Directors will receive recommendations from their Compensation Committees, which will be comprised of outside directors. Mr. Johnson and the other officers of the Bank may participate in the Company's 1997
Employee Stock Option Plan.   Officers of the Bank may also participate in any
benefit plans adopted for Bank employees. The Bank expects to adopt a 401(k) plan for its employees. Neither the Company nor the Bank has an employment agreement with any officer.

1997 EMPLOYEE STOCK OPTION PLAN

     The Board of Directors has adopted, and the sole shareholder of the Company has approved, a 1997 Employee Stock Option Plan (the "Plan"). The Plan's adoption is intended to enable the key employees of the Company or any subsidiary to participate in any growth and profitability of the Company and encourage their continuation as employees of the Company or a subsidiary to the benefit of the Company and its shareholders. Pursuant to the Plan, stock options may be granted which qualify under the Internal Revenue Code as incentive stock options or as stock options that do not qualify as incentive stock options. The Board is of the judgment that the interests of the Company and its shareholders will be advanced by implementation of this Plan. The following is a summary of the principal provisions of the Plan.

     ADMINISTRATION. The Plan will be administered by the Board of Directors of the Company. The Board of Directors will make determinations with respect to the officers and other key employees who will participate in the Plan and the extent of their participation, including the type of option. In making such determinations, the Board of Directors may consider the position and responsibilities of the employee, the nature and value of his or her services and accomplishments, the present and potential contribution of the employee to the success of the Company, and such other factors as the Board of Directors may deem relevant.

     SHARES. The total number of shares of Common Stock which may be issued under the Plan will not exceed 130,000 shares (subject to adjustment for certain events as described below). The shares will be authorized but unissued shares (including shares reacquired by the Company).

     OPTION AGREEMENT. Each option granted under the Plan will be evidenced by an agreement in such form as the Board of Directors shall from time to time approve, which agreement must comply with and be subject to certain conditions set forth in the Plan. Options granted under the Plan may be incentive stock options or non-qualified options, as determined from time to time by the Board of Directors for each optionee.

     OPTION PRICE. The option price will not be less than the fair market value of the shares of Common Stock at the time the option is granted except in the case of an incentive stock option granted to a 10% shareholder where the option price will be equal to 110% of fair market value. For purposes of the Plan, fair market value per share means the average of the published closing bid and asked prices of the Common Stock on the OTC Bulletin Board (the "Bulletin Board"), or if the Common Stock has become listed on The Nasdaq Stock Market ("Nasdaq"), then on Nasdaq instead; or if the Common Stock is not quoted on either the Bulletin Board or Nasdaq, a value determined by any fair and reasonable means prescribed by the Board of Directors. The option price shall be paid in cash or through the delivery of previously owned shares of the Company's Common Stock, or by a combination of cash and Common Stock. For purposes of the grant of options under the Plan, and not for any other purpose, the Board of Directors has determined that $10 per share should be used as the market price for the Common Stock prior to the completion of the offering.

     DURATION OF OPTIONS. The duration of each option will be determined by the Board of Directors, except that (1) the maximum duration may not exceed ten years from the date of grant, and (2) for incentive stock options granted to persons who own 10% or more of the Company's stock, the duration of such options may not exceed five years from the date of grant. The Board of Directors will determine at the time of grant whether the option will be exercisable in full or in cumulative installments.

     Except as hereinafter provided, an option may be exercised by an optionee only while such optionee is in the employ of the Company or a subsidiary. In the event that the employment of an optionee to whom an option has been granted under the Plan terminates (except as set forth below) such option may be exercised, to the extent that the option was exercisable on the date of termination of employment, only until the earlier of three (3) months after such termination or the original expiration date of the option; provided, however, that if termination of employment results from death or total and permanent disability, such three (3) month period will be extended to twelve
(12) months.

     ADJUSTMENTS. The Board of Directors may make appropriate adjustments in the number of shares of Common Stock for which options may be granted or which may be issued under the Plan and the price per share of each option if there is any change in the Common Stock as a result of a stock dividend, stock split, recapitalization or otherwise.

     CHANGE IN CONTROL. In the case of a change in control (as defined in the Plan) of the Company, each option then outstanding shall become exercisable in full immediately prior to the change in control.

     TERMINATION OF PLAN AND AMENDMENTS. An option may not be granted pursuant to the Plan after July 1, 2002. The Board of Directors may from time to time amend or terminate the Plan, subject to shareholder approval to the extent necessary to satisfy the requirements of Rule 16b-3 under the Exchange Act, or any successor rule. No amendment or termination of the Plan will adversely affect any option then outstanding under the Plan without the approval of the optionee.

     FEDERAL INCOME TAX CONSEQUENCES. The grant of a non-qualified option or incentive stock option has no federal tax consequences for the optionee or the Company. Upon the exercise of a non-qualified option, the optionee is deemed to realize taxable income to the extent that the fair market value of the shares of Common Stock exceeds the option price. The Company is entitled to a tax deduction for such amounts at the date of exercise. If any stock received upon the exercise of a non-qualified option is later sold, any excess of the sale price over the fair market value of the stock at the date of exercise is taxable to the optionee.

     No taxable income results to the optionee upon the exercise of an incentive stock option if the incentive stock option is exercised during the period of the optionee's employment or within three months thereafter, except in the case of disability or death. However, the amount by which the fair market value of the stock acquired pursuant to an incentive stock option exceeds the option price is a tax preference item which may result in the imposition on the optionee of an alternative minimum tax. If no disposition of the shares is made within two years from the date the incentive stock option was granted and one year from the date of exercise, any profit realized upon disposition of the shares may be treated as a long-term capital gain by the optionee. The Company will not be entitled to a tax deduction upon such exercise of an incentive stock option, nor upon a subsequent disposition of the shares unless such disposition occurs prior to the expiration of the holding periods.

     Under the terms of the Plan the aggregate market value (determined at the time the option is granted) of the stock with respect to which incentive stock options are exercisable for the first time in any year by any optionee may not exceed $100,000.

     As of August 1, 1997, the Company had outstanding two options to purchase an aggregate of 45,000 shares of its Common Stock at an exercise price of $10.00 per share pursuant to the Plan.


                           RELATED PARTY TRANSACTIONS

LOANS FROM ORGANIZERS

     Over the past several months, organizers of the Bank have loaned approximately $278,500 in aggregate amount to the Company to cover organizational expenses of the Bank and the Company. Interest is payable on the loans at the rate of 5% per annum. All of these loans will be repaid by the Company from the net proceeds of the offering. Each of the organizers who has loaned money to the Company is a member of the Company's Board of Directors.

BANKING TRANSACTIONS

     It is anticipated that the directors and officers of the Company and the Bank and the companies with which they are associated will have banking and other transactions with the Company and the Bank in the ordinary course of business. Any loans and commitments to lend to such affiliated persons or entities included in such transactions will be made in accordance with all applicable laws and regulations and on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unaffiliated parties of similar creditworthiness, and will not involve more than normal risk or present other unfavorable features to the Company and the Bank. Transactions between the Company or the Bank, and any officer, director, principal shareholder, or other affiliate of the Company or the Bank will be on terms no less favorable to the Company or the Bank than could be obtained on an arms-length basis from unaffiliated independent third parties.

INDEMNIFICATION

     The Articles of Incorporation and bylaws of the Company provide for the indemnification of directors and officers of the Company, including reasonable legal fees, incurred by such directors and officers while acting for or on behalf of the Company as a director or officer, subject to certain limitations. See "Description of Capital Stock - Indemnification of Directors and Officers." The scope of such indemnification otherwise permitted by Michigan law may be limited in certain circumstances by federal law and regulations. See "Recent Regulatory Developments." The Company may purchase directors' and officers' liability insurance for directors and officers of the Company and the Bank.


                             PRINCIPAL SHAREHOLDERS

     The Company has to date issued only one share of Common Stock. The following table sets forth certain information with respect to the anticipated beneficial ownership of the Company's Common Stock after the sale of shares offered hereby, by (i) each person expected by the Company to beneficially own more than 5% of the outstanding Common Stock; (ii) each of the current directors and executive officers of the Company; and (iii) all such directors and executive officers of the Company as a group. Pursuant to the Underwriting Agreement between the Company and the Underwriters (the "Underwriting Agreement"), the Company will direct the Underwriters to offer to sell the number of shares listed below to the directors and executive officers listed below (each being an organizer of the Bank), and 50,000 shares to Bruce Visser,
also an organizer of the Bank.   All share numbers are provided based upon such
directions from the Company and non-binding expressions of interest supplied by the persons listed below, and Bruce Visser. Depending upon their individual circumstances at the time, each of such persons may purchase a greater or fewer number of shares than indicated, and in fact may purchase no shares.

                               Number of shares     Percentage of
                              beneficially owned  outstanding shares
Name and Address              after offering (1)  after offering (3)
----------------              ------------------  ------------------
Peter A. Cordes
5447 Forest Bend Dr. S.E.
Ada, Michigan 49301                       25,000               1.9 %

C. John Gill
4174 Winterwood Ct. N.E.
Grand Rapids, Michigan 49546              25,000               1.9 %

David M. Hecht
2020 Robinson Rd. S.E.
Grand Rapids, Michigan 49506              50,000               3.8 %

Gerald R. Johnson
42 Deer Run Drive N.E.
Ada, Michigan 49301                       60,000 (2)           4.6 %

Lawrence R. Larsen
547 Kent Hills Rd., N.E.
Grand Rapids, Michigan 49505              13,500               1.0 %

Calvin D. Murdock
2778 Walker Avenue N.W.
Grand Rapids, Michigan 49544              15,000               1.2 %

Dale J. Visser
6872 Farrell Drive
Rockford, Michigan 49341                  50,000               3.8 %

Robert M. Wynalda
3395 Valley View Drive N.E.
Rockford, Michigan 49341                  50,000               3.8 %

Directors and executive
officers of the Company as
a group (8 persons)(4)                   288,500 (2)            22 %

(1) Some or all of the Common Stock listed may be held jointly with, or for the benefit of, spouses and children of, or various trusts established by, the person indicated.

(2) Includes 10,000 shares that such person has the right to acquire within 60 days of August 1, 1997 pursuant to the Company's 1997 Employee Stock Option Plan. Such person also holds an option under such plan to purchase an additional 30,000 shares.

(3) The percentages shown are based on the 1,300,000 shares offered hereby plus the number of shares that the named person or group has the right to acquire within 60 days of August 1, 1997; and in each case assumes no exercise of the Underwriters' over-allotment option.

(4) Does not include 50,000 shares (3.8% of the outstanding shares after the offering) that Bruce Visser, who is Dale Visser's brother and one of the Bank's organizers, has expressed an interest in purchasing. These 50,000 shares, together with the 278,500 shares shown in the table (calculated without taking into account shares referred to in footnote 2 above), comprise the 328,500 shares that the organizers of the Bank have expressed an interest in acquiring in the offering.


                           SUPERVISION AND REGULATION

GENERAL

     Financial institutions and their holding companies are extensively regulated under federal and state law. Consequently, the growth and earnings performance of the Company and the Bank can be affected not only by management decisions and general economic conditions, but also by the statutes administered by, and the regulations and policies of, various governmental regulatory authorities. Those authorities include, but are not limited to, the Federal Reserve Board, the FDIC, the Commissioner, the Internal Revenue Service, and state taxing authorities. The effect of such statutes, regulations and policies can be significant, and cannot be predicted with a high degree of certainty.

     Federal and state laws and regulations generally applicable to financial institutions and their holding companies regulate, among other things, the scope of business, investments, reserves against deposits, capital levels relative to operations, lending activities and practices, the nature and amount of collateral for loans, the establishment of branches, mergers, consolidations and dividends. The system of supervision and regulation applicable to the Company and the Bank establishes a comprehensive framework for their respective operations and is intended primarily for the protection of the FDIC's deposit insurance funds, the depositors of the Bank, and the public, rather than shareholders of the Bank or the Company.

     Federal law and regulations, including provisions added by the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA") and regulations promulgated thereunder, establish supervisory standards applicable to the lending activities of the Bank, including internal controls, credit underwriting, loan documentation, and loan-to-value ratios for loans secured by real property. The Bank intends to comply with these requirements, and in some cases may apply more restrictive standards.

     The following references to statutes and regulations are intended to summarize certain government regulation of the business of the Company and the Bank, and are qualified by reference to the text of such statutes and regulations. Any change in government regulation may have a material effect on the business of the Company and the Bank.

THE COMPANY

     GENERAL. The Company has applied for approval of the Commissioner, and on _____, 1997 applied for approval of the Federal Reserve Board, to acquire all of the capital stock to be issued by the Bank in connection with its organization. When the Company becomes the sole shareholder of the Bank, the Company will be a bank holding company and, as such, will be required to register with, and will be subject to regulation by, the Federal Reserve Board under the Bank Holding Company Act, as amended (the "BHCA"). Under the BHCA, the Company will be subject to periodic examination by the Federal Reserve Board and will be required to file periodic reports of its operations and such additional information as the Federal Reserve Board may require.

     In accordance with Federal Reserve Board policy, the Company will be expected to act as a source of financial strength to the Bank and to commit resources to support the Bank in circumstances where the Company might not do so absent such policy. In addition, in certain circumstances a Michigan state bank having impaired capital may be required by the Commissioner either to restore the bank's capital by a special assessment upon its shareholders, or to initiate the liquidation of the bank.

     Any capital loans by a bank holding company to a subsidiary bank are subordinate in right of payment to deposits and to certain other indebtedness of such subsidiary bank. In the event of a bank holding company's bankruptcy, any commitment by the bank holding company to a federal bank regulatory agency to maintain the capital of a subsidiary bank will be assumed by the bankruptcy trustee and entitled to a priority of payment. This priority would also apply to guarantees of capital plans under FDICIA.

     INVESTMENTS AND ACTIVITIES. Under the BHCA, bank holding companies are prohibited, with certain limited exceptions, from engaging in activities other than those of banking or of managing or controlling banks and from acquiring or retaining direct or indirect ownership or control of voting shares or assets of any company which is not a bank or bank holding company, other than subsidiary companies furnishing services to or performing services for its subsidiaries, and other subsidiaries engaged in activities which the Federal Reserve Board determines to be so closely related to banking or managing or controlling banks as to be a proper incident thereto. Since September, 1995, the BHCA has permitted the Federal Reserve Board under specified circumstances to approve the acquisition, by a bank holding company located in one state, of a bank or bank holding company located in another state, without regard to any prohibition contained in state law. See "Recent Regulatory Developments."

     In general, any direct or indirect acquisition by the Company of any voting shares of any bank which would result in the Company's direct or indirect ownership or control of more than 5% of any class of voting shares of such bank, and any merger or consolidation of the Company with another bank holding company, will require the prior written approval of the Federal Reserve Board under the BHCA. In acting on such applications, the Federal Reserve Board must consider various statutory factors, including among others, the effect of the proposed transaction on competition in relevant geographic and product markets, the convenience and needs of the communities to be served, and each party's financial condition, managerial resources, and record of performance under the Community Reinvestment Act.

     The merger or consolidation of an existing bank subsidiary of the Company with another bank, or the acquisition by such a subsidiary of assets of another bank, or the assumption of liability by such a subsidiary to pay any deposits in another bank, will require the prior written approval of the responsible federal depository institution regulatory agency under the Bank Merger Act, based upon a consideration of statutory factors similar to those outlined above with respect to the BHCA. In addition, in certain such cases an application to, and the prior approval of, the Federal Reserve Board under the BHCA and/or the Commissioner under the Michigan Banking Code, may be required.

     With certain limited exceptions, the BHCA prohibits bank holding companies from acquiring direct or indirect ownership or control of voting shares or assets of any company other than a bank, unless the company involved is engaged solely in one or more activities which the Federal Reserve Board has determined to be so closely related to banking or managing or controlling banks as to be a proper incident thereto. Under current Federal Reserve Board regulations, such permissible non-bank activities include such things as mortgage banking, equipment leasing, securities brokerage, and consumer and commercial finance company operations. As a result of recent amendments to the BHCA, many types of such acquisitions may be effected by those bank holding companies which satisfy certain statutory criteria concerning management, capitalization, and regulatory compliance, if written notice is given to the Federal Reserve Board within 10 business days after the transaction. In other cases, prior written notice to the Federal Reserve Board will be required.

     In evaluating a written notice of such an acquisition, the Federal Reserve Board will consider various factors, including among others the financial and managerial resources of the notifying bank holding company, and the relative public benefits and adverse effects which may be expected to result from the performance of the activity by an affiliate of such company. The Federal Reserve Board may apply different standards to activities proposed to be commenced de novo and activities commenced by acquisition, in whole or in part, of a going concern. The required notice period may be extended by the Federal Reserve Board under certain circumstances, including a notice for acquisition of a company engaged in activities not previously approved by regulation of the Federal Reserve Board. If such a proposed acquisition is not disapproved or subjected to conditions by the Federal Reserve Board within the applicable notice period, it is deemed approved by the Federal Reserve Board.

     CAPITAL REQUIREMENTS. The Federal Reserve Board uses capital adequacy guidelines in its examination and regulation of bank holding companies. If capital falls below minimum guidelines, a bank holding company may, among other things, be denied approval to acquire or establish additional banks or non-bank businesses.

     The Federal Reserve Board's capital guidelines establish the following minimum regulatory capital requirements for bank holding companies: (i) a leverage capital requirement expressed as a percentage of total assets, (ii) a risk-based requirement expressed as a percentage of total risk-weighted assets, and (iii) a Tier 1 leverage requirement expressed as a percentage of total assets. The leverage capital requirement consists of a minimum ratio of total capital to total assets of 6%, with an expressed expectation that banking organizations generally should operate above such minimum level. The risk-based requirement consists of a minimum ratio of total capital to total risk-weighted assets of 8%, of which at least one-half must be Tier 1 capital (which consists principally of shareholders' equity). The Tier 1 leverage requirement consists of a minimum ratio of Tier 1 capital to total assets of 3% for the most highly rated companies, with minimum requirements of 4% to 5% for all others.

     The risk-based and leverage standards presently used by the Federal Reserve Board are minimum requirements, and higher capital levels will be required if warranted by the particular circumstances or risk profiles of individual banking organizations. Further, any banking organization experiencing or anticipating significant growth would be expected to maintain capital ratios, including tangible capital positions (i.e., Tier 1 capital less all intangible assets), well above the minimum levels.

     The Federal Reserve Board's regulations provide that the foregoing capital requirements will generally be applied on a bank-only (rather than a consolidated) basis in the case of a bank holding company with less than $150 million in total consolidated assets. Nonetheless, on a pro forma basis, assuming the issuance and sale by the Company of the 1,300,000 shares of Common Stock offered hereby at $10.00 per share, the Company's leverage capital ratio, risk-based capital ratio and Tier 1 leverage ratio, in each case as calculated on a consolidated basis under the Federal Reserve Board's capital guidelines, would exceed the minimum requirements.

     FDICIA requires the federal bank regulatory agencies biennially to review risk-based capital standards to ensure that they adequately address interest rate risk, concentration of credit risk and risks from non-traditional activities and, since adoption of the Riegle Community Development and Regulatory Improvement Act of 1994 (the "Riegle Act"), to do so taking into account the size and activities of depository institutions and the avoidance of undue reporting burdens. See "Recent Regulatory Developments." In 1995, the agencies adopted regulations requiring as part of the assessment of an institution's capital adequacy the consideration of: (i) identified concentrations of credit risks, (ii) the exposure of the institution to a decline in the value of its capital due to changes in interest rates, and (iii) the application of revised conversion factors and netting rules on the institution's potential future exposure from derivative transactions. In addition, the agencies in September 1996, adopted amendments to their respective risk based capital standards to require banks and bank holding companies having significant exposure to market risk arising from, among other things, trading of debt instruments, (i) to measure that risk using an internal value-at-risk model conforming to the parameters established in the agencies' standards, and (ii) to maintain a commensurate amount of additional capital to reflect such risk. The new rules were adopted effective January 1, 1997, with compliance mandatory from and after January 1, 1998.

     DIVIDENDS. The Company is a corporation separate and distinct from the Bank. Most of the Company's revenues will be received by it in the form of dividends or interest paid by the Bank. The Bank is subject to statutory restrictions on its ability to pay dividends. See "The Bank - Dividends." The Federal Reserve Board has issued a policy statement on the payment of cash dividends by bank holding companies. In the policy statement, the Federal Reserve Board expressed its view that a bank holding company should not pay cash dividends exceeding its net income or which could only be funded in ways that weakened the bank holding company's financial health, such as by borrowing. Additionally, the Federal Reserve Board possesses enforcement powers over bank holding companies and their non-bank subsidiaries to prevent or remedy actions that represent unsafe or unsound practices or violations of applicable statutes and regulations. Among these powers is the ability in appropriate cases to proscribe the payment of dividends by banks and bank holding companies. Similar enforcement powers over the Bank are possessed by the FDIC. It is also unlawful for any insured depository institution to pay a dividend at a time when it is in default of payment of any assessment to the FDIC. The "prompt corrective action" provisions of FDICIA impose further restrictions on the payment of dividends by insured banks which fail to meet specified capital levels and, in some cases, their parent bank holding companies.

     In addition to the restrictions on dividends imposed by the Federal Reserve Board, the Michigan Business Corporation Act (the "MBCA") imposes certain restrictions on the declaration and payment of dividends by Michigan corporations such as the Company. See "Description of Capital Stock-Common Stock-Dividend Rights."

THE BANK

     GENERAL. Upon completion of its organization, the Bank will be a Michigan banking corporation, and its deposit accounts will be insured by the Bank Insurance Fund (the "BIF") of the FDIC. As a BIF-insured, Michigan chartered bank, the Bank will be subject to the examination, supervision, reporting and enforcement jurisdiction of the Commissioner, as the chartering authority for Michigan banks, and the FDIC, as administrator of the BIF. These agencies and federal and state law extensively regulate various aspects of the banking business including, among other things, permissible types and amounts of loans, investments and other activities, capital adequacy, branching, interest rates on loans and on deposits, the maintenance of non-interest bearing reserves on deposit accounts, and the safety and soundness of banking practices.

     DEPOSIT INSURANCE. As an FDIC-insured institution, the Bank will be required to pay deposit insurance premium assessments to the FDIC. Pursuant to FDICIA, the FDIC adopted a risk-based assessment system under which all insured depository institutions are placed into one of nine categories and assessed insurance premiums based upon their level of capital and supervisory evaluation. Institutions classified as well-capitalized (as defined by the FDIC) and not exhibiting financial, operational or compliance weaknesses, pay the lowest premium while institutions that are less than well - capitalized (as defined by the FDIC) and exhibit such weaknesses in a moderately severe to unsatisfactory degree pay the highest premium. Risk classification of all insured institutions is made by the FDIC for each semi-annual assessment period.

     The Federal Deposit Insurance Act ("FDIA") requires the FDIC to establish semi-annual assessment rates so as to maintain the ratio of the Deposit Insurance Fund to total estimated insured deposits at not less than 1.25%. Accordingly, the FDIC has established the schedule of BIF insurance assessments for the first semi-annual assessment period of 1997, ranging from 0% of deposits for institutions in the highest category to .27% of deposits for institutions in the lowest category.

     The FDIC may terminate the deposit insurance of any insured depository institution if the FDIC determines, after a hearing, that the institution or its directors have engaged or are engaging in unsafe or unsound practices, or have violated any applicable law, regulation, order, or any condition imposed in writing by, or written agreement with, the FDIC, or if the institution is in an unsafe or unsound condition to continue operations. The FDIC may also suspend deposit insurance temporarily during the hearing process for a permanent termination of insurance if the institution has no tangible capital.

     CAPITAL REQUIREMENTS. The FDIC has established the following minimum capital standards for state-chartered, FDIC-insured non-member banks, such as the Bank: a leverage requirement consisting of a minimum ratio of Tier 1 capital to total assets of 3% for the most highly-rated banks with minimum requirements of 4% to 5% for all others, and a risk-based capital requirement consisting of a minimum ratio of total capital to total risk-weighted assets of 8%, at least one-half of which must be Tier 1 capital. Tier 1 capital consists principally of shareholders' equity. In addition, the FDIC has adopted requirements for each state-chartered, non-member bank having trading activity as shown on its most recent Consolidated Report of Condition and Income ("Call Report") in an amount equal to 10% or more of its total assets, (i) to measure its market risk using an internal value-at-risk model conforming to the FDIC's capital standards, and (ii) to maintain a commensurate amount of additional capital to reflect such risk. This regulation was adopted effective January 1, 1997, with compliance mandatory on and after January 1, 1998.

     The capital requirements described above are minimum requirements. Higher capital levels will be required if warranted by the particular circumstances or risk profiles of individual institutions. As a condition to the regulatory approvals of the Bank's formation, the Bank will be required to have an initial capitalization sufficient to provide a ratio of Tier 1 capital to total estimated assets of at least 8% at the end of the third year of operation.

     FDIA establishes five capital categories, and the federal depository institution regulators, as directed by FDIA, have adopted, subject to certain exceptions, the following minimum requirements for each of such categories:


                                Total          Tier 1
                                Risk-Based     Risk-Based     Leverage
                                Capital Ratio  Capital Ratio  Ratio
                                -------------  -------------  -----
                                                              5% or above
                                                              4% or above
                                                              Less than 4%
Well capitalized                10% or above   6% or above    Less than 3%
Adequately capitalized          8% or above    4% or above    A ratio of tangible
Undercapitalized                Less than 8%   Less than 4%   equity to total
Significantly undercapitalized  Less than 6%   Less than 3%   assets of 2% or
Critically undercapitalized         -              -          less

     Subject to certain exceptions, these capital ratios are generally determined on the basis of Call Reports submitted by each depository institution and the reports of examination by each institution's appropriate federal depository institution regulatory agency.

     Among other things, FDIA requires the federal depository institution regulators to take prompt corrective action in respect of depository institutions that do not meet minimum capital requirements. The scope and degree of regulatory intervention is linked to the capital category to which a depository institution is assigned.

     Depending upon the capital category to which an institution is assigned, the regulators' corrective powers include: requiring the submission of a capital restoration plan; placing limits on asset growth and restrictions on activities; requiring the institution to issue additional capital stock (including additional voting stock) or to be acquired; restricting transactions with affiliates; restricting the interest rate the institution may pay on deposits; ordering a new election of directors of the institution; requiring that senior executive officers or directors be dismissed; prohibiting the institution from accepting deposits from correspondent banks; requiring the institution to divest certain subsidiaries; prohibiting the payment of principal or interest on subordinated debt; and ultimately, appointing a receiver for the institution.

     In general, a depository institution may be reclassified to a lower category than is indicated by its capital position if the appropriate federal depository institution regulatory agency determines the institution to be otherwise in an unsafe or unsound condition or to be engaged in an unsafe or unsound practice. This could include a failure by the institution, following receipt of a less-than-satisfactory rating on its most recent examination report, to correct the deficiency.

     DIVIDENDS. As a banking corporation organized under Michigan law, the Bank will be restricted as to the maximum amount of dividends it may pay on its Common Stock. The Bank may not pay dividends except out of net profits after deducting its losses and bad debts. The Bank may not declare or pay a dividend unless it will have a surplus amounting to at least 20% of its capital after the payment of the dividend. If the Bank has a surplus less than the amount of its capital it may not declare or pay any dividend until an amount equal to at least 10% of net profits for the preceding half year (in the case of quarterly or semi-annual dividends) or full year (in the case of annual dividends) has been transferred to surplus. The Bank may, with the approval of the Commissioner, by vote of shareholders owning two-thirds of the stock eligible to vote increase its capital stock by a declaration of a stock dividend, provided that after the increase its surplus equals at least 20% of its capital stock, as increased. The Bank may not declare or pay any dividend until the cumulative dividends on preferred stock (should any such stock be issued and outstanding) have been paid in full. The Bank has no present plans to issue preferred stock.

     FDIA generally prohibits a depository institution from making any capital distribution (including payment of a dividend) or paying any management fee to its holding company if the depository institution would thereafter be undercapitalized. The FDIC may prevent an insured bank from paying dividends if the bank is in default of payment of any assessment due to the FDIC. In addition, payment of dividends by a bank may be prevented by the applicable federal regulatory authority if such payment is determined, by reason of the financial condition of such bank, to be an unsafe and unsound banking practice. The Federal Reserve Board has issued a policy statement providing that bank holding companies and insured banks should generally only pay dividends out of current operating earnings.

     INSIDER TRANSACTIONS. The Bank is subject to certain restrictions imposed by the Federal Reserve Act on any extensions of credit to the Company or its subsidiaries, on investments in the stock or other securities of the Company or its subsidiaries and the acceptance of the stock or other securities of the Company or its subsidiaries as collateral for loans to any person. Certain limitations and reporting requirements are also placed on extensions of credit by the Bank to its directors and officers, to directors and officers of the Company and its subsidiaries, to principal shareholders of the Company, and to "related interests" of such directors, officers and principal shareholders. In addition, such legislation and regulations may affect the terms upon which any person becoming a director or officer of the Company or one of its subsidiaries or a principal shareholder of the Company may obtain credit from banks with which the Bank maintains a correspondent relationship.

     SAFETY AND SOUNDNESS STANDARDS. On July 10, 1995, the FDIC, the Office of Thrift Supervision, the Federal Reserve Board and the Office of the Comptroller of the Currency published final guidelines implementing the FDICIA requirement that the federal banking agencies establish operational and managerial standards to promote the safety and soundness of federally insured depository institutions. The guidelines, which took effect on August 9, 1995, establish standards for internal controls, information systems, internal audit systems, loan documentation, credit underwriting, interest rate exposure, asset growth, and compensation, fees and benefits. In general, the guidelines prescribe the goals to be achieved in each area, and each institution will be responsible for establishing its own procedures to achieve those goals. If an institution fails to comply with any of the standards set forth in the guidelines, the institution's primary federal regulator may require the institution to submit a plan for achieving and maintaining compliance. The preamble to the guidelines states that the agencies expect to require a compliance plan from an institution whose failure to meet one or more of the standards is of such severity that it could threaten the safe and sound operation of the institution. Failure to submit an acceptable compliance plan, or failure to adhere to a compliance plan that has been accepted by the appropriate regulator, would constitute grounds for further enforcement action. Effective October 1, 1996, the agencies expanded the guidelines to establish asset quality and earnings standards. As before, the new guidelines make each depository institution responsible for establishing its own procedures to meet such goals.

     STATE BANK ACTIVITIES. Under FDICIA, as implemented by final regulations adopted by the FDIC, FDIC-insured state banks are prohibited, subject to certain exceptions, from making or retaining equity investments of a type, or in an amount, that are not permissible for a national bank. FDICIA, as implemented by FDIC regulations, also prohibits FDIC-insured state banks and their subsidiaries, subject to certain exceptions, from engaging as principal in any activity that is not permitted for a national bank or its subsidiary, respectively, unless the bank meets, and continues to meet, its minimum regulatory capital requirements and the FDIC determines the activity would not pose a significant risk to the deposit insurance fund of which the bank is a member. Impermissible investments and activities must be divested or discontinued within certain time frames set by the FDIC in accordance with FDICIA. These restrictions are not currently expected to have a material impact on the operations of the Bank.

     CONSUMER BANKING. The Bank's business will include making a variety of types of loans to individuals. In making these loans, the Bank will be subject to state usury and regulatory laws and to various federal statutes, such as the Equal Credit Opportunity Act, Fair Credit Reporting Act, Truth in Lending Act, Real Estate Settlement Procedures Act, and Home Mortgage Disclosure Act, and the regulations promulgated thereunder, which prohibit discrimination, specify disclosures to be made to borrowers regarding credit and settlement costs, and regulate the mortgage loan servicing activities of the Bank, including the maintenance and operation of escrow accounts and the transfer of mortgage loan servicing. The Riegle Act imposed new escrow requirements on depository and non-depository mortgage lenders and servicers under the National Flood Insurance Program. See "Recent Regulatory Developments." In receiving deposits, the Bank will be subject to extensive regulation under state and federal law and regulations, including the Truth in Savings Act, the Expedited Funds Availability Act, the Bank Secrecy Act, the Electronic Funds Transfer Act, and the FDIA. Violation of these laws could result in the imposition of significant damages and fines upon the Bank, its directors and officers.

RECENT REGULATORY DEVELOPMENTS.

     In 1994, the Congress enacted two major pieces of banking legislation, the Riegle Act and the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 (the "Riegle-Neal Act"). The Riegle Act addressed such varied issues as the promotion of economic revitalization of defined urban and rural "qualified distressed communities" through special purpose "Community Development Financial Institutions," the expansion of consumer protection with respect to certain loans secured by a consumer's home and reverse mortgages, and reductions in compliance burdens regarding Currency Transaction Reports, in addition to reform of the National Flood Insurance Program, the promotion of a secondary market for small business loans and leases, and mandating specific changes to reduce regulatory impositions on depository institutions and holding companies.

     The Riegle-Neal Act substantially changed the geographic constraints applicable to the banking industry. Effective September 29, 1995, the Riegle-Neal Act allows bank holding companies to acquire banks located in any state in the United States without regard to geographic restrictions or reciprocity requirements imposed by state law, but subject to certain conditions, including limitations on the aggregate amount of deposits that may be held by the acquiring holding company and all of its insured depository institution affiliates. Effective June 1, 1997 (or earlier if expressly authorized by applicable state law), the Riegle-Neal Act allows banks to establish interstate branch networks through acquisitions of other banks, subject to certain conditions, including certain limitations on the aggregate amount of deposits that may be held by the surviving bank and all of its insured depository institution affiliates. The establishment of de novo interstate branches or the acquisition of individual branches of a bank in another state (rather than the acquisition of an out-of-state bank in its entirety) is allowed by the Riegle-Neal Act only if specifically authorized by state law. The legislation allows individual states to "opt-out" of certain provisions of the Riegle-Neal Act by enacting appropriate legislation prior to June 1, 1997.

     In November, 1995, Michigan exercised its right to opt-in early to the Riegle-Neal Act, and permitted non-U.S. banks to establish branch offices in Michigan. As further amended, effective October 21, 1996, and June 30, 1997, the Michigan Banking Code now permits, in appropriate circumstances, (a) with the approval of the Commissioner, (i) the acquisition of all or substantially all of the assets of a Michigan-chartered bank by an FDIC-insured bank, savings bank, or savings and loan association located in another state, (ii) the acquisition by a Michigan-chartered bank of all or substantially all of the assets of an FDIC-insured bank, savings bank or savings and loan association located in another state, (iii) the consolidation of one or more Michigan-chartered banks and FDIC-insured banks, savings banks or savings and loan associations located in other states having laws permitting such consolidation, with the resulting organization chartered by Michigan, (iv) the establishment by a foreign bank, which has not previously designated any other state as its home state under the International Banking Act of 1978, of branches located in Michigan, and (v) the organization of a branch in Michigan by FDIC-insured banks located in other states, the District of Columbia or U.S. territories or protectorates having laws permitting a Michigan-chartered bank to establish a branch in such jurisdiction, and (b) upon written notice to the Commissioner, (i) the acquisition by a Michigan-chartered bank of one or more branches (not comprising all or substantially all of the assets) of an FDIC-insured bank, savings bank or savings and loan association located in another state, the District of Columbia, or a U.S. territory or protectorate,
(ii) the establishment by Michigan-chartered banks of branches located in other states, the District of Columbia, or U.S. territories or protectorates, and
(iii) the consolidation of one or more Michigan-chartered banks and FDIC-insured banks, savings banks or savings and loan associations located in other states, with the resulting organization chartered by one of such other states, and (c) the sale by a Michigan-chartered bank of one or more of its branches (not comprising all or substantially all of its assets) to an FDIC-insured bank, savings bank or savings and loan association located in a state in which a Michigan-chartered bank could purchase one or more branches of the purchasing entity. The amending legislation also expanded the regulatory authority of the Commissioner and made certain other changes.

     The Michigan Legislature has adopted, with effect from March 28, 1996, the Credit Reform Act. This statute, together with amendments to other related laws, permits regulated lenders, indirectly including Michigan-chartered banks, to charge and collect higher rates of interest and increased fees on certain types of loans to individuals and businesses. The laws prohibit "excessive fees and charges", and authorize governmental authorities and borrowers to bring actions for injunctive relief and statutory and actual damages for violations by lenders. The statutes specifically authorize class actions, and also civil money penalties for knowing and willful, or persistent violations.

     FDIC regulations which became effective April 1, 1996, impose limitations (and in certain cases, prohibitions) on (i) certain "golden parachute" severance payments by troubled depository institutions and their affiliated holding companies to institution-affiliated parties (primarily directors, officers, employees, or principal shareholders of the institution), and (ii) certain indemnification payments by a depository institution or its affiliated holding company, regardless of financial condition, to institution-affiliated parties. The FDIC regulations impose limitations on indemnification payments which could restrict, in certain circumstances, payments by the Company or the Bank to their respective directors or officers otherwise permitted under the MBCA or the Michigan Banking Code, respectively. See "Description of Capital Stock - Indemnification of Directors and Officers."

     The Omnibus Consolidated Appropriations Act, 1997 ("OCCA"), was enacted September 30, 1996. It amended many of the principal federal laws regulating banks and bank holding companies. As part of the projected conversion or closure of all thrift institutions in the U.S., OCCA modified existing laws (a) to impose a special, one-time assessment on all deposits insured by the Savings Association Insurance Fund ("SAIF") of the FDIC to bring the SAIF reserves to the statutory minimum ratio of 1.25% of all SAIF-insured deposits, (b) to permit the Financing Corporation to impose (in the same manner as regular FDIC insurance assessments) assessments upon commercial banks to fund repayment of its bonds which had been issued to pay for losses resulting from widespread failures of thrift institutions during the 1980's, (c) to prohibit shifting deposits from SAIF insurance to BIF insurance, and (d) to merge, prospectively, the BIF and SAIF into a single Deposit Insurance Fund ("DIF"). The merger of the funds will occur on January 1, 1999, if no insured depository institution remains a savings association on that date. There can be no assurance whether or when the merger of the BIF and SAIF will in fact occur.

     OCCA also amended the BHCA (a) to eliminate the requirement of prior written notice to the Federal Reserve Board by well-capitalized and well-managed bank holding companies meeting certain statutory criteria wishing to engage de novo (or in certain cases through acquisition) in a non-banking activity already permitted by order or regulation of the Federal Reserve Board,
(b) to shorten to 12 business days the prior written notice to the Federal Reserve Board required from well-managed and well-capitalized bank holding companies meeting such criteria for other acquisitions of non-banking companies engaged in non-banking activities so permitted, and (c) to eliminate the opportunity for a hearing on applications to the Federal Reserve Board for permission to engage in non-banking activities (other than the acquisition of a savings association).

     Among the other changes made by OCCA, the statute (a) increased the number of banks exempted from compliance with the record-keeping and reporting requirements of the Home Mortgage Disclosure Act and eligible for an 18-month cycle of regulatory examinations by increasing the total assets cut-off in each case, (b) simplified the disclosure requirements for residential mortgage loans by harmonizing the requirements of the Truth-in-Lending Act and Real Estate Settlement Procedures Act, (c) substantially re-wrote the Fair Credit Reporting Act, and (d) expanded the authority of the Federal Reserve Board under the Consumer Leasing Act and directed the Board to issue model disclosure forms for use in leasing personal property.


                          DESCRIPTION OF CAPITAL STOCK

     The Company's authorized capital stock consists of 9,000,000 shares of Common Stock and 1,000,000 shares of Preferred Stock. As of the date of this Prospectus, there is one share of Common Stock issued and outstanding. No shares of Preferred Stock have been issued by the Company.

     Michigan law allows the Company's Board of Directors to issue additional shares of stock up to the total amount of Common Stock and Preferred Stock authorized without obtaining the prior approval of the shareholders.

PREFERRED STOCK

     The Board of Directors of the Company is authorized to issue Preferred Stock, in one or more series, from time to time, with such voting powers, full or limited but not to exceed one vote per share, or without voting powers, and with such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as may be provided in the resolution or resolutions adopted by the Board of Directors. The authority of the Board of Directors includes, but is not limited to, the determination or fixing of the following with respect to shares of such class or any series thereof: (i) the number of shares and designation of such series; (ii) the dividend rate and whether dividends are to be cumulative;
(iii) whether shares are to be redeemable, and, if so, whether redeemable for cash, property or rights; (iv) the rights to which the holders of shares shall be entitled, and the preferences, if any, over any other series; (v) whether the shares shall be subject to the operation of a purchase, retirement or sinking fund, and, if so, upon what conditions; (vi) whether the shares shall be convertible into or exchangeable for shares of any other class or of any other series of any class of capital stock and the terms and conditions of such conversion or exchange; (vii) the voting powers, full or limited, if any, of the shares; (viii) whether the issuance of any additional shares, or of any shares of any other series, shall be subject to restrictions as to issuance, or as to the powers, preferences or rights of any such other series; and (ix) any other preferences, privileges and powers and relative, participating, optional or other special rights and qualifications, limitations or restrictions.

COMMON STOCK

     Dividend Rights

     Subject to any prior rights of any holders of Preferred Stock then outstanding, the holders of the Common Stock will be entitled to dividends when, as and if declared by the Company's Board of Directors out of funds legally available therefor. Under Michigan law, dividends may be legally declared or paid only if after the distribution the corporation can pay its debts as they come due in the usual course of business and the corporation's total assets equal or exceed the sum of its liabilities plus the amount that would be needed to satisfy the preferential rights upon dissolution of any holders of preferred stock then outstanding whose preferential rights are superior to those receiving the distribution.

     Funds for the payment of dividends by the Company are expected to be obtained primarily from dividends of the Bank. There can be no assurance that the Company will have funds available for dividends, or that if funds are available, that dividends will be declared by the Company's Board of Directors. As the Bank is not expected to be profitable during its start up period, the Company does not expect to be in a position to declare dividends at any time in the foreseeable future.

     Voting Rights

     Subject to the rights, if any, of holders of shares of Preferred Stock then outstanding, all voting rights are vested in the holders of shares of Common Stock. Each share of Common Stock entitles the holder thereof to one vote on all matters, including the election of directors. Shareholders of the Company do not have cumulative voting rights.

     Preemptive Rights

     Holders of Common Stock do not have preemptive rights.

     Liquidation Rights

     Subject to any rights of any Preferred Stock then outstanding, holders of Common Stock are entitled to share on a pro rata basis in the net assets of the Company which remain after satisfaction of all liabilities.

     Transfer Agent

     State Street Bank & Trust Company of Boston, Massachusetts, serves as the transfer agent of the Company's Common Stock.

DESCRIPTION OF CERTAIN CHARTER PROVISIONS

     The following provisions of the Company's Articles of Incorporation may delay, defer, prevent, or make it more difficult for a person to acquire the Company or to change control of the Company's Board of Directors, thereby reducing the Company's vulnerability to an unsolicited takeover attempt.

     Classification of the Board of Directors

     The Company's Articles of Incorporation provide for the Board of Directors to be divided into three classes of directors, each class to be as nearly equal in number as possible, and also provides that the number of directors shall be fixed by majority of the Board at no fewer than six nor more than fifteen. Pursuant to the Articles of Incorporation, the Company's directors have been divided into three classes. Three Class I directors have been elected for a term expiring at the 1998 annual meeting of shareholders, three Class II directors have been elected for a term expiring at the 1999 annual meeting of shareholders, and two Class III directors have been elected for a term expiring at the 2000 annual meeting of shareholders (in each case, until their respective successors are elected and qualified).

     Removal of Directors

     The MBCA provides that, unless the articles of incorporation otherwise provide, shareholders may remove a director or the entire Board of Directors with or without cause. The Company's Articles of Incorporation provide that a director may be removed only for cause and only by the affirmative vote of the holders of a majority of the voting power of all the shares of the Company entitled to vote generally in the election of directors.

     Filling Vacancies on the Board of Directors

     The Company's Articles of Incorporation provide that a new director chosen to fill a vacancy on the Board of Directors will serve for the remainder of the full term of the class in which the vacancy occurred.

     Nominations of Director Candidates

     The Company's Articles of Incorporation include a provision governing nominations of director candidates. Nominations for the election of directors may be made by the Board of Directors, a nominating committee appointed by the Board of Directors, or any shareholder entitled to vote for directors. In the case of a shareholder nomination, the Articles of Incorporation provide certain procedures that must be followed. A shareholder intending to nominate candidates for election must deliver written notice containing certain specified information to the Secretary of the Company at least sixty (60) days but not more than ninety (90) days prior to the anniversary date of the immediately preceding annual meeting of shareholders.

     Certain Shareholder Action

     The Company's Articles of Incorporation require that any shareholder action must be taken at an annual or special meeting of shareholders, that any meeting of shareholders must be called by the Board of Directors or the Chairman of the Board, and, unless otherwise provided by law, prohibit shareholder action by written consent. Shareholders of the Company are not permitted to call a special meeting of shareholders or require that the Board call such a special meeting. The MBCA permits shareholders holding 10% or more of all of the shares entitled to vote at a meeting to request the Circuit Court of the County in which the Company's principal place of business or registered office is located to order a special meeting of shareholders for good cause shown.

     Increased Shareholders' Vote for Alteration, Amendment or Repeal of Article Provisions

     The Company's Articles of Incorporation require the affirmative vote of the holders of at least 66 2/3 percent of the voting stock of the Company entitled to vote generally in the election of directors for the alteration, amendment or repeal of, or the adoption of any provision inconsistent with the foregoing provisions of the Company's Articles of Incorporation.

CERTAIN ANTI-TAKEOVER PROVISIONS

     Michigan Fair Price Act. Certain provisions of the MBCA establish a statutory scheme similar to the supermajority and fair price provisions found in many corporate charters (the "Fair Price Act"). The Fair Price Act provides that a supermajority vote of 90 percent of the shareholders and no less than two-thirds of the votes of noninterested shareholders must approve a "business combination." The Fair Price Act defines a "business combination" to encompass any merger, consolidation, share exchange, sale of assets, stock issue, liquidation, or reclassification of securities involving an "interested shareholder" or certain "affiliates." An "interested shareholder" is generally any person who owns 10 percent or more of the outstanding voting shares of the corporation. An "affiliate" is a person who directly or indirectly controls, is controlled by, or is under common control with a specified person.

     The supermajority vote required by the Fair Price Act does not apply to business combinations that satisfy certain conditions. These conditions include, among others: (i) the purchase price to be paid for the shares of the corporation in the business combination must be at least equal to the highest of either (a) the market value of the shares or (b) the highest per share price paid by the interested shareholder within the preceding two-year period or in the transaction in which the shareholder became an interested shareholder, whichever is higher; and (ii) once becoming an interested shareholder, the person may not become the beneficial owner of any additional shares of the corporation except as part of the transaction which resulted in the interested shareholder becoming an interested shareholder or by virtue of proportionate stock splits or stock dividends.

     The requirements of the Fair Price Act do not apply to business combinations with an interested shareholder that the Board of Directors has approved or exempted from the requirements of the Fair Price Act by resolution prior to the time that the interested shareholder first became an interested shareholder.

     Control Share Act. The MBCA regulates the acquisition of "control shares" of large public Michigan corporations (the "Control Share Act"). Following completion of the offering, the Control Share Act is expected to apply to the Company and its shareholders.

     The Control Share Act establishes procedures governing "control share acquisitions." A control share acquisition is defined as an acquisition of shares by an acquiror which, when combined with other shares held by that person or entity, would give the acquiror voting power, alone or as part of a group, at or above any of the following thresholds: 20 percent, 33-1/3 percent or 50 percent. Under the Control Share Act, an acquiror may not vote "control shares" unless the corporation's disinterested shareholders (defined to exclude the acquiring person, officers of the target corporation, and directors of the target corporation who are also employees of the corporation) vote to confer voting rights on the control shares. The Control Share Act does not affect the voting rights of shares owned by an acquiring person prior to the control share acquisition.

     The Control Share Act entitles corporations to redeem control shares from the acquiring person under certain circumstances. In other cases, the Control Share Act confers dissenters' right upon all of the corporation's shareholders except the acquiring person.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Company's Articles of Incorporation provide that the Company shall indemnify its present and past directors, officers, and such other persons as the Board of Directors may authorize, to the fullest extent permitted by law.

     The Company's Bylaws contain indemnification provisions concerning third party actions as well as actions in the right of the Company. The Bylaws provide that the Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company) by reason of the fact that he or she is or was a director or officer of the Company, or while serving as such a director or officer, is or was serving at the request of the Company as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust or other enterprise, whether for profit or not, against expenses (including attorney's fees), judgments, penalties, fees and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company or its shareholders, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

     FDIC regulations impose limitations on indemnification payments which could restrict, in certain circumstances, payments by the Company or the Bank to their respective directors or officers otherwise permitted under the MBCA or the Michigan Banking Code, respectively.

     With respect to derivative actions, the Bylaws provide that the Company shall indemnify any person who was or is a party to or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Company to procure a judgment in its favor by reason of the fact that he or she is or was a director or officer of the Company, or, while serving as such a director or officer, is or was serving at the request of the Company as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust or other enterprise, whether for profit or not, against expenses (including attorney's fees) and amounts paid in settlement actually and reasonably incurred by him or her in connection with the action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company or its shareholders. No indemnification is provided in the Bylaws in respect of any claim, issue or matter in which such person has been found liable to the Company except to the extent that a court of competent jurisdiction determines upon application that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the provisions discussed above or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission (the "SEC") such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

LIMITATION OF DIRECTOR LIABILITY

     The MBCA permits corporations to limit the personal liability of their directors in certain circumstances. The Company's Articles of Incorporation provide that a director of the Company shall not be personally liable to the Company or its shareholders for monetary damages for breach of the director's fiduciary duty. However, they do not eliminate or limit the liability of a director for any breach of a duty, act or omission for which the elimination or limitation of liability is not permitted by the MBCA, currently including, without limitation, the following: (1) breach of the director's duty of loyalty to the Company or its shareholders; (2) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (3) illegal loans, distributions of dividends or assets, or stock purchases as described in Section 551(1) of the MBCA; and (4) transactions from which the director derived an improper personal benefit.

                        SHARES ELIGIBLE FOR FUTURE SALE

     As of July 15, 1997, the Company had one share of Common Stock outstanding that was held by a member of the Board of Directors. Upon completion of the offering, the Company expects to have 1,300,000 shares of its Common Stock outstanding. The 1,300,000 shares of the Company's Common Stock sold in the offering (plus any additional shares sold upon the Underwriters' exercise of their over-allotment option) have been registered with the SEC under the Securities Act and may generally be resold without registration under the Securities Act unless they were acquired by directors, executive officers, or other affiliates of the Company (collectively, "Affiliates"). Affiliates of the Company may generally only sell shares of the Common Stock pursuant to Rule 144 under the Securities Act.

     In general, under Rule 144 as currently in effect, an affiliate (as defined in Rule 144) of the Company may sell shares of Common Stock within any three-month period in an amount limited to the greater of 1% of the outstanding shares of the Company's Common Stock or the average weekly trading volume in the Company's Common Stock during the four calendar weeks preceding such sale. Sales under Rule 144 are also subject to certain manner-of-sale provisions, holding periods for restricted shares, notice requirements, and the availability of current public information about the Company.

     The Company, and the directors and officers of the Company, and Bruce Visser, one of the organizers of the Bank (who are expected to hold an aggregate of approximately 328,500 shares after the offering, excluding the shares that Mr. Johnson and Mr. Kaminski have the right to acquire pursuant to options granted to them under the Company's 1997 Employee Stock Option Plan), have agreed, or will agree, that (a) they will not issue, offer for sale, sell, transfer, grant options to purchase or otherwise dispose of any shares of Common Stock without the prior written consent of Roney & Co., L.L.C., as representative of the Underwriters, for a period of 150 days from the date of this Prospectus, except that (i) the Company may issue shares upon the exercise of options under the Company's 1997 Employee Stock Option Plan and (ii) the directors, officers and Mr. Visser may give Common Stock owned by them to others who have agreed in writing to be bound by the same agreement, and (b) they will not sell, transfer, assign, pledge, or hypothecate any shares of Common Stock for a period of three months from the date of the Prospectus acquired in connection with directions from the Company for issuer directed securities.

     As of August 1, 1997, the Company had outstanding two options to purchase an aggregate of 45,000 shares of its Common Stock at an exercise price of $10 per share pursuant to the Company's 1997 Employee Stock Option Plan. Mr. Johnson holds an option for 40,000 of these shares and Mr. Kaminski holds an option for 5,000 of these shares.

     Prior to the offering, there has been no public trading market for the Common Stock, and no predictions can be made as to the effect, if any, that sales of shares or the availability of shares for sale will have on the prevailing market price of the Common Stock after completion of the offering. Nevertheless, sales of substantial amounts of Common Stock in the public market could have an adverse effect on prevailing market prices.


                                  UNDERWRITING



     Subject to the terms and conditions of the underwriting agreement dated _____________, 1997 (the "Underwriting Agreement") among the Company and the several Underwriters named below (the "Underwriters"), the Company has agreed that it will sell to each of the Underwriters, and each of such Underwriters for which Roney & Co., L.L.C. is acting as a representative (the "Representative") has severally agreed to purchase from the Company, the respective number of shares of Common Stock as set forth opposite its name below:

                                                        Number of Shares
                                                               of
                        Underwriter                       Common Stock
                        -----------                     ----------------

Roney & Co., L.L.C.


     The Underwriting Agreement provides that the obligations of the Underwriters thereunder are subject to certain conditions and provides for the Company's payment of certain expenses incurred in connection with the review of the underwriting arrangements for the offering by the National Association of Securities Dealers, Inc.

     If the Underwriting Agreement is terminated, except in certain limited cases, the Underwriting Agreement provides that the Company will reimburse the Underwriters for all accountable out-of-pocket expenses incurred by them in connection with the proposed purchase and sale of the Common Stock up to a maximum of $40,000. The Company has advanced $20,000 to the Underwriters in connection with such expense reimbursement. The Underwriting Agreement provides that in the event the accountable out-of-pocket expenses to be reimbursed upon such termination total an amount less than $20,000, the Underwriters shall pay such difference to the Company.

     The Company and the Underwriters have agreed that the Underwriters will purchase the 1,300,000 shares of Common Stock offered hereunder at a price to the public of $10.00 per share less underwriting discounts of $__ per share. However, the Underwriters have agreed to limit the underwriting discounts to 1.5% of the public offering price ($0.15 per share) with respect to the first 328,500 shares sold to organizers of the Bank or their immediate families. The Underwriters propose to offer the Common Stock to selected dealers who are members of the National Association of Securities Dealers, Inc., at a price of $10.00 per share less a concession not in excess of $___ per share. The Underwriters may allow, and such dealers may re-allow, concessions not in excess of $___ per share to certain other brokers and dealers. After the Common Stock is released for sale to the public, the offering price and other selling terms may from time to time be varied by the Representative.

     The Company, the directors and officers of the Company, and Bruce Visser, an organizer of the Bank, have agreed to be subject to certain lock-up restrictions as described above in "Shares Eligible for Future Sale."

     The Representative has informed the Company that the Underwriters do not intend to make sales to any accounts over which the Underwriters exercise discretionary authority.

     The Company has granted the Underwriters an option, exercisable within 30 days after the date of the offering, to purchase up to an additional 195,000 shares of Common Stock from the Company to cover over-allotments, if any, at the same price per share as is to be paid by the Underwriters for the other shares offered hereby. The Underwriters may purchase such shares only to cover over-allotments, if any, in connection with the offering.

     The Underwriting Agreement contains indemnity provisions between the Underwriters and the Company and the controlling persons thereof against certain liabilities, including liabilities arising under the Securities Act. The Company is generally obligated to indemnify the Underwriters and their respective controlling persons in connection with losses or claims arising out of any untrue statement of a material fact contained in this Prospectus or in related documents filed with the Commission or with any state securities administrator, or any omission of certain material facts from such documents.

     There has been no public trading market for the Common Stock. The price at which the shares are being offered to the public was determined by negotiations between the Company and the Underwriters. This price is not based upon earnings or any history of operations and should not be construed as indicative of the present or anticipated future value of the Common Stock. Several factors were considered in determining the initial offering price of the Common Stock, among them the size of the offering, the desire that the security being offered be attractive to individuals and the Underwriters' experience in dealing with initial public offerings for financial institutions.

                               LEGAL PROCEEDINGS

     Neither the Bank nor the Company is a party to any pending legal proceedings or aware of any threatened legal proceedings where the Company or the Bank may be exposed to any material loss.


                                 LEGAL MATTERS

     The legality of the Common Stock offered hereby will be passed upon for the Company by Dickinson, Wright, Moon, Van Dusen & Freeman, Detroit, Michigan. Honigman Miller Schwartz and Cohn, Detroit, Michigan, is acting as counsel for the Underwriters in connection with certain legal matters relating to the shares of Common Stock offered hereby.

                                    EXPERTS

     The financial statements of the Company included in this Prospectus have been audited by Crowe, Chizek and Company LLP, independent public accountants, as indicated in their report with respect thereto. Such financial statements and their report have been included herein in reliance upon the authority of said firm as experts in accounting and auditing.


                             ADDITIONAL INFORMATION

     The Company has filed with the SEC a Form SB-2 Registration Statement under the Securities Act with respect to the Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain portions of which have been omitted as permitted by the Rules and Regulations of the SEC. For further information pertaining to the shares of Common Stock offered hereby and to the Company, reference is made to the Registration Statement, including the Exhibits filed as a part thereof, copies of which can be inspected at and copied at the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's regional offices located at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and 7 World Trade Center, Suite 1300, New York New York 10048. Copies of such materials can also be obtained on the SEC's Web site at http://www.sec.gov and at prescribed rates by writing to the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549.

                          MERCANTILE BANK CORPORATION
                              FINANCIAL STATEMENTS
                      (A COMPANY IN THE DEVELOPMENT STAGE)




                                    INDEX

                                                                  PAGE NO.

REPORT OF INDEPENDENT AUDITORS                                      F-2

FINANCIAL STATEMENTS

       Balance Sheet                                                F-3

       Statement of Shareholder's Equity                            F-4

       Statement of Operations                                      F-5

       Statement of Cash Flows                                      F-6

       Notes to Financial Statements                                F-7

                          MERCANTILE BANK CORPORATION
                              FINANCIAL STATEMENTS
                      (A COMPANY IN THE DEVELOPMENT STAGE)






                         REPORT OF INDEPENDENT AUDITORS



The Board of Directors
Mercantile Bank Corporation
Grand Rapids, Michigan


We have audited the accompanying balance sheet of Mercantile Bank Corporation (a Company in the development stage) as of July 21, 1997, and the related statements of shareholder's equity, operations and cash flows for the period from July 15, 1997 (inception) through July 21, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform our audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Mercantile Bank Corporation (a Company in the development stage) as of July 21, 1997, and the results of its operations and cash flows for the period from July 15, 1997 (inception) through July 21, 1997 in conformity with generally accepted accounting principles.


                                             /S/ CROWE, CHIZEK & COMPANY LLP

                                             Crowe, Chizek and Company LLP

Grand Rapids, Michigan
July 22, 1997

                          MERCANTILE BANK CORPORATION
                      (A Company in the Development Stage)
                                 BALANCE SHEET
                                 July 21, 1997




ASSETS
   Cash                                                  $232,940
   Organization costs                                      25,560
   Deferred offering costs                                 20,000
                                                         --------

                                                         $278,500
                                                         ========

LIABILITIES AND RETAINED EARNINGS
   Accounts payable                                       $27,732
   Related party notes payable (Note 2)                   278,500
                                                         --------
                                                          306,232

   Shareholder's equity
       Preferred stock, no par value; 1,000,000 shares
        authorized, none issued
       Common stock, no par value; 9,000,000 shares
        authorized, none issued
       Additional paid-in capital
       Deficit accumulated during the development stage   (27,732)
                                                         --------
          Total shareholder's equity                      (27,732)
                                                         --------

          Total liabilities and shareholder's equity     $278,500
                                                         ========



















                 See accompanying notes to financial statements

                          MERCANTILE BANK CORPORATION
                      (A Company in the Development Stage)
                       STATEMENT OF SHAREHOLDER'S EQUITY
             Period from July 15, 1997 (inception) to July 21, 1997



                                                                    Deficit
                                                                   Accumulated
                                                    Additional     During the
                          Preferred     Common       Paid-In       Development
                          Stock         Stock         Capital        Stage       Total
                          -----         -----       ------------  -----------  ---------
BALANCE AT JULY 15, 1997

Net loss                                                             $(27,732)  $(27,732)
                                                                     --------  ---------


BALANCE AT JULY 21, 1997  $     0       $   0        $    0          $(27,732)  $(27,732)
                          =======       =====        ======          ========  =========





                 See accompanying notes to financial statements

                          MERCANTILE BANK CORPORATION
                      (A Company in the Development Stage)
                            STATEMENT OF OPERATIONS
             Period from July 15, 1997 (inception) to July 21, 1997




Total operating income                $       0

Operating expenses
   Salaries and employee benefit         24,817
   Other                                  2,915
                                      ---------
                                         27,732
                                      ---------

NET LOSS                               $(27,732)
                                       ========






                 See accompanying notes to financial statements

                          MERCANTILE BANK CORPORATION
                      (A Company in the Development Stage)
                            STATEMENT OF CASH FLOWS
             Period from July 15, 1997 (inception) to July 21, 1997




 CASH FLOWS FROM OPERATING ACTIVITIES FROM DEVELOPMENT
  STAGE OPERATIONS
     Net loss                                                        $(27,732)
     Adjustments to reconcile net income from development
      stage operations to net cash provided by operating activities
         Increase in accounts payable                                   27,732
                                                                     ---------
             Net cash from operating activities                              0

 CASH FLOWS FROM INVESTING ACTIVITIES
     Organizational costs                                             (25,560)
                                                                     ---------
         Net cash from investing activities                           (25,560)

 CASH FLOWS FROM FINANCING ACTIVITIES
     Proceeds from related party loans payable                         278,500
     Deferred offering costs                                          (20,000)
                                                                     ---------
         Net cash from financing activities                            258,500
                                                                     ---------

 Net increase in cash                                                  232,940

 Cash, beginning balance                                                     0
                                                                     ---------

 CASH, ENDING BALANCE                                                 $232,940
                                                                     =========









                 See accompanying notes to financial statements

                          MERCANTILE BANK CORPORATION
                      (A Company in the Development Stage)
                         NOTES TO FINANCIAL STATEMENTS
                                 July 21, 1997





NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization: Mercantile Bank Corporation (the "Company") was incorporated on July 15, 1997 as a bank holding company to establish and operate a new bank, Mercantile Bank of West Michigan (the "Bank") in Grand Rapids, Michigan. The Company intends to raise a minimum of $12,023,000 in equity capital through the sale of 1,300,000 shares of the Company's Common Stock at $10 per share, net of underwriting discounts and offering costs. Proceeds from the offering will be used to capitalize the Bank, lease facilities and provide working capital.

Basis of Presentation: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Organization Costs: Organization costs represent incorporation costs, salaries, legal and accounting costs and other costs relating to the organization. Management anticipates that organization costs will approximate $46,000 through commencement of operations.

Income Taxes: The Company records income tax expense based on the amount of taxes due on its tax return plus the change in deferred taxes computed based on the future tax consequences of temporary differences between the carrying amounts and tax bases of assets and liabilities, using enacted tax rates.

Deferred Offering Costs: Deferred offering costs include legal, consulting and accounting costs incurred in connection with the registration of the Company's Common Stock. These costs will be charged against the stock proceeds or, if the offering is not successful, charged to expense at that time.


NOTE 2 - NOTES PAYABLE RELATED PARTIES

Loans payable in the amount of $278,500 at 5% interest are outstanding to members of the Board of Directors of the Company. Management intends to repay the loans from the proceeds of the Common Stock offering and is required to repay the loans on or before May 31, 1998.





                                  (Continued)

                          MERCANTILE BANK CORPORATION
                      (A Company in the Development Stage)
                         NOTES TO FINANCIAL STATEMENTS
                                 July 21, 1997





NOTE 3 - LEASE COMMITMENT

The Company is currently in the process of negotiating a lease commitment for a building located in downtown Grand Rapids for use as the Company's main office. The terms of the lease are not yet finalized but management anticipates that the initial term will be for 10 years at $150,000 per year with options to extend for four successive five year periods. The lease also has an escalation clause allowing for annual increases of the greater of 3% or the percentage increase in the Consumer Price Index. The Company plans to make leasehold improvements of approximately $650,000. The Company will be responsible for all necessary utilities, etc.


NOTE 4 - DATA PROCESSING AGREEMENT

The Company is negotiating a contract with a data processing company to outsource the Company's data processing. The terms of the contract are anticipated to be for five years with continuing two year renewal periods. Data processing services for the Company are expected to include Customer Information Systems, Loan and Deposit processing, ACH processing, ATM processing, Asset Liability Management software, Smart reports, etc.

NOTE 5 - INCOME TAXES

At July 21, 1997, the Company had approximately $28,000 of net operating loss carryforwards. The tax benefit of these carryforwards ($9,500) has been offset by a valuation allowance.


NOTE 6 - SUBSEQUENT EVENTS

On July 22, 1997, the Board of Directors of the Company adopted a 1997 Employee Stock Option Plan (the "Plan"). The Board has authorized 130,000 shares for use by the Plan. The option price will not be less than the fair market value of the shares at the time of grant, except as granted to a 10% shareholder where the option price will be equal to 110% of fair market price. The Board has determined the option price to be $10 for those options granted prior to the completion of the public offering of the Company. The duration of each option may not exceed ten years from the date of grant, for 10% shareholders the duration is five years. The Plan will terminate on July 1, 2002.

At the July 22, 1997 meeting, the Board granted a total of 45,000 options to executive officers of the Company. These options have not yet been exercised.

=======================================================

     NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OFFERED HEREBY BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                            ------------------------

                               TABLE OF CONTENTS

                                           PAGE
                                           ----
Available Information..................      2
Prospectus Summary.....................      3
Risk Factors...........................      5
Use of Proceeds........................      8
Dividend Policy........................      8
Capitalization.........................      8
Business...............................      9
Management.............................     12
Related Party Transactions.............     15
Principal Shareholders.................     15
Supervision and Regulation.............     16
Description of Capital Stock...........     22
Shares Eligible for Future Sale........     25
Underwriting...........................     26
Legal Proceedings......................     27
Legal Matters..........................     27
Experts................................     27
Additional Information.................     27
Index to Financial Statements..........    F-1

                            ------------------------
     UNTIL                , 1997 (90 DAYS AFTER THE EFFECTIVE DATE OF THE
OFFERING), ALL DEALERS EFFECTING TRANSACTIONS IN THE COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS DELIVERY REQUIREMENT IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITER AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.
=======================================================
=======================================================

                                1,300,000 SHARES

                                     [LOGO]

                                  COMMON STOCK
                           --------------------------

                                   PROSPECTUS
                           --------------------------
                                     [LOGO]

                                            , 1997

=======================================================

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers.

     The registrant's Articles of Incorporation provide that the registrant shall indemnify its present and past directors, officers, and such other persons as the Board of Directors may authorize, to the full extent permitted by law.

     The registrant's Bylaws contain indemnification provisions concerning third party actions as well as actions in the right of the registrant. The Bylaws provide that the registrant shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the registrant) by reason of the fact that he or she is or was a director or officer of the registrant or is, or while serving as such a director or officer was, serving at the request of the registrant as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust or other enterprise, whether for profit or not, against expenses (including attorney's fees), judgments, penalties, fees and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the registrant or its shareholders, and with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

     With respect to derivative actions, the Bylaws provide that the registrant shall indemnify any person who was or is a party to or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the registrant to procure a judgment in its favor by reason of the fact that he or she is or was a director or officer of the registrant, or is or was serving at the request of the registrant as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust or other enterprise against expenses (including attorney's fees) actually and reasonably incurred by him or her in connection with the defense or settlement of such judgment or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the registrant or its shareholders and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person has been found liable to the registrant unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

     The registrant's Articles of Incorporation provide that a director of the registrant shall not be personally liable to the registrant or its shareholders for monetary damages for breach of the director's fiduciary duty. However, it does not eliminate or limit the liability of a director for any breach of a duty, act or omission for which the elimination or limitation of liability is not permitted by the MBCA, currently including, without limitation, the following: (1) breach of the director's duty of loyalty to the registrant or its shareholders; (2) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (3) illegal loans, distributions of dividends or assets, or stock purchases as described in
Section 551(1) of MBCA; and (4) transactions from which the director derived an improper personal benefit.

Item 25. Other Expenses of Issuance and Distribution.

     The following table sets forth the various expenses in connection with the sale and distribution of the Common Stock being registered, other than underwriting discounts and commissions. All amounts shown are estimates, except the SEC registration fee and the NASD filing fee, and assume sale of 1,300,000 shares in the offering.


                 SEC registration fee                                  $  4,530.31
                 NASD filing fee                                          1,995.00
                 Printing and mailing expenses                           43,000.00
                 Fees and expenses of counsel                           130,000.00
                 Accounting and related expenses                         40,000.00
                 Blue Sky fees and expenses (including counsel fees)     20,000.00
                 Registrar and Transfer Agent fees                        3,500.00
                 Miscellaneous                                            4,974.69
                                                                       -----------

                 Total                                                 $248,000.00
                                                                       ===========



Item 26.  Recent Sales of Unregistered Securities.

       During the past several months, the registrant has borrowed approximately $278,500 from members of the registrant's Board of Directors to pay organizational and related expenses. To the extent that such transactions would be deemed to involve the offer or sale of a security, the registrant would claim an exemption under Rule 504 of Regulation D or Section 4(2) of the Securities Act of 1933 for such transactions. In addition, the registrant sold one share of its Common Stock to Gerald R. Johnson, Jr., the Chairman of the Board and Chief Executive Officer of the registrant, for $10. The registrant also claims an exemption for such sale pursuant to Rule 504 of Regulation D or
Section 4(2).


Item 27.  Exhibits.

Exhibit No.             Description

   1                    Form of Underwriting Agreement

   3.1                  Articles of Incorporation of Mercantile Bank Corporation

   3.2                  Bylaws of Mercantile Bank Corporation

   4.1                  Specimen Stock Certificate of Mercantile Bank
                        Corporation

   5                    Opinion of Dickinson, Wright, Moon, Van Dusen & Freeman

   10.1                 1997 Employee Stock Option Plan

   10.2                 Lease Agreement

   21                   Subsidiaries of Mercantile Bank Corporation

   23.1 Consent of Dickinson, Wright, Moon, Van Dusen & Freeman (included in opinion filed as Exhibit 5)

   23.2                 Consent of Crowe, Chizek and Company LLP

   27                   Financial Data Schedule

__________________

Item 28.Undertakings.

     The undersigned registrant hereby undertakes as follows:


     (1) The registrant will provide to the underwriter at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

     (2) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against liabilities arising under the Securities Act (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

   (3) The registrant will:

       (i) For determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant under Rule 424(b)(1), or (4) or 497(h) under the Securities Act as part of this Registration Statement as of the time the SEC declared it effective; and

       (ii) For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

                                   SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this Registration Statement to be signed on its behalf by the undersigned, thereunder duly authorized, in the City of Grand Rapids, State of Michigan, on August 5, 1997.

                                         MERCANTILE BANK CORPORATION


                                         By: /S/GERALD R. JOHNSON, JR.
                                             ---------------------------------
                                             Gerald R. Johnson, Jr., Chairman
                                             of the Board and Chief Executive
                                             Officer

     In accordance with the requirements of the Securities Act of 1933, this Registration Statement was signed by the following persons in the capacities indicated on August 5, 1997.

Signatures                                 Title
/S/ PETER A. CORDES                       Director
--------------------
Peter A. Cordes


/S/ C. JOHN GILL                          Director
--------------------
C. John Gill

/S/ DAVID M. HECHT                        Director
--------------------------
David M. Hecht


/S/ GERALD R. JOHNSON, JR.                Chairman of the Board, Chief Executive Officer
--------------------------                and Director (principal executive officer,
Gerald R. Johnson, Jr.                    principal financial officer and principal
                                          accounting officer)

/S/ LAWRENCE W. LARSEN                    Director
----------------------
Lawrence W. Larsen


/S/ CALVIN D. MURDOCK                     Director
----------------------
Calvin D. Murdock


/S/ DALE J. VISSER                        Director
----------------------
Dale J. Visser


/S/ ROBERT M. WYNALDA                     Director
----------------------
Robert M. Wynalda

                          MERCANTILE BANK CORPORATION


                      Registration Statement on Form SB-2
                                 Exhibit Index


Exhibit No.                     Description
-----------                     -----------

    1                           Form of Underwriting Agreement

    3.1                         Articles of Incorporation of Mercantile Bank Corporation

    3.2                         Bylaws of Mercantile Bank Corporation

    4.1                         Specimen Stock Certificate of Mercantile Bank Corporation

    5                           Opinion of Dickinson, Wright, Moon, Van Dusen & Freeman

    10.1                        1997 Employee Stock Option Plan

    10.2                        Lease Agreement

    21                          Subsidiaries of Mercantile Bank Corporation

    23.1                        Consent of Dickinson, Wright, Moon, Van Dusen &
                                Freeman (included in opinion filed as Exhibit 5)

    23.2                        Consent of Crowe, Chizek and Company LLP

    27                          Financial Data Schedule
